EXHIBIT 10.112

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

DOMINION GENERATION, INC.
(as “Seller”)

AND

FUELCELL ENERGY FINANCE, LLC

(as “Buyer”)

Dated as of October 31, 2018

105429939_17

i

ii

List of Exhibits and Schedules
Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Buyer Guaranty
Exhibit C	Form of Mutual Release

Schedules
Schedule 3.4(c)(viii)	Replacement Assurances
Disclosure Schedules
Schedule 4.3(b)	Seller Required Consents
Schedule 4.5	Financial Statement Exceptions
Schedule 4.7	Encumbrances
Schedule 4.8	Changes in Project Company Operation
Schedule 4.9(d)	Tax Extensions
Schedule 4.10(a)	Governmental Violations and Notices
Schedule 4.10(c)	Litigation
Schedule 4.12(a)	Material Contracts
Schedule 4.12(d)	Material Contract Defaults
Schedule 4.13	Environmental Matters
Schedule 4.17	Insurance Policies
Schedule 4.18	Bank Accounts
Schedule 5.2(b)(ii)	Buyer Required Consents
Schedule 6.1	Conduct of Business

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (together with all Exhibits and Schedules (including the Disclosure Schedules) appended hereto, this “Agreement”), dated as of October 31, 2018 (the “Effective Date”), is made by and between Dominion Generation, Inc. a Virginia corporation (“Seller”), and FUELCELL ENERGY FINANCE, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller each may be referred to herein as a “Party”, and collectively as the “Parties”.  Capitalized terms used, and not otherwise defined, herein shall have the meanings set forth in Article I.

PRELIMINARY STATEMENT:

WHEREAS, Dominion Bridgeport Fuel Cell, LLC, a Virginia limited liability company (“Project Company”) owns an approximately 14.93 MW fuel cell power plant in Bridgeport, Connecticut that consists of five (5) DFC3000 fuel cell power plants and one (1) Organic Rankine Cycle system and associated ancillary systems and agreements (the “Project”);

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding membership and other equity interests of any kind of the Project Company (the “Membership Interests”);

WHEREAS, during the Ownership Period,  Fuel Cell Energy, Inc. (“FCE”), parent company of Buyer,  has provided certain operations and maintenance services to the  Project pursuant to the Services Agreement; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions of this Agreement, all of the Membership Interests and the Parties desire to set forth certain other duties, rights and obligations with respect to the Project, as set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, it is hereby agreed between Seller and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including, its correlative meaning “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of more than fifty percent (50%) of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Allocation Schedule” has the meaning specified in Section 8.2(a).

“Assignment Agreement” means the form of Assignment and Assumption Agreement, between Seller and Buyer attached hereto as.

“Basket” has the meaning specified in Section 7.1(a).

“Business Day” means any day other than Saturday, Sunday and any day on which commercial banks in the States of New York or Connecticut are authorized by applicable Law to be closed.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being, or to be, executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means Buyer and its Affiliates and their respective directors, officers, employees, successors and permitted assigns.

“Buyer Guarantor” means FCE.

“Buyer Guaranty” means the guaranty by Buyer Guarantor attached hereto as Exhibit B which is being executed by Buyer Guarantor simultaneously with Buyer’s execution of this Agreement and pursuant to which Buyer Guarantor is guaranteeing the obligations of Buyer with regard to this Agreement and the transactions contemplated herein for a period of eighteen months after Closing.

“Buyer Required Consents” means the consents set forth on Schedule 5.2(b)(ii).

“Casualty Cost” has the meaning specified in Section 6.6.

“Casualty Event” has the meaning specified in Section 6.6.

“CEFIA Grant” means the grant in the amount of One Million Five Hundred Fifty Thousand Dollars ($1,550,000) provided to Seller by the Connecticut Clean Energy Finance and Investment Authority pursuant to the CEFIA Grant Agreement.

“CEFIA Grant Agreement” means the Agreement, dated as of December 12, 2012 between Seller and Connecticut Clean Energy Finance and Investment Authority for the CEFIA Grant.

“City” means the City of Bridgeport, Connecticut.

“Claim” means any demand, claim, action, investigation, legal or administrative proceeding or arbitration.

“Claim Notice” has the meaning specified in Section 7.3.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning specified in Section 6.3.

“Contract” means any legally binding contract, agreement, license, sublicense, assignment, purchase agreement, indenture, mortgage, lease, sublease, loan, note, bond, deed of trust, instrument of indebtedness, security agreement, guarantee, option, right of first refusal, distribution agreement, maintenance agreement or written undertaking or instrument of any kind, including any amendments and other modifications thereto.

“Data Room” means the online data room with Intralinks set up by Seller and updated through October 29, 2018.

“Disclosure Schedules” has the meaning specified in Article IV.

“Disclosure Schedule Update” has the meaning specified in Section 6.4.

“Dispute Notice” has the meaning specified in Section 3.6(b).

“Disputed Items” has the meaning specified in Section 3.6(b).

“Effective Date” has the meaning specified in the preamble of this Agreement.

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject thereto), and each retirement, employment, compensation, incentive, bonus, profit sharing, equity-based compensation, change in control, severance, vacation, paid time off, fringe-benefit or other similar plan, program, policy or agreement providing compensation to employees.

“Encumbrance” means all liabilities, indebtedness, liens (statutory or other), leases (including any capital leases), mortgages, deeds of trust, pledges, security interests, conditional sales agreements, assessments, charges, preferences, transfer restrictions, puts, calls, rights of first refusal, Claims, options, easements, rights of way, rights of contractual restriction, and other encumbrances of any kind or nature whatsoever, including those encumbrances specifically set forth on any Schedule hereto.

“Environmental Law” means any and all Laws, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of nature resources, endangered or threaten species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (ii) concerning the  presence of, exposure to, or the management, manufacture, use, containment, storage reclamation, reuse, treatment generation, discharge, transportation, processing, production, disposal or remediation of any hazardous or toxic substances, wastes, materials, pollutants or contaminants.  Environmental Laws includes, but is not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.  (to the extent relating to human exposure to Hazardous Material); the Homeland Security Appropriations Act of 2007, 109 P.L. 295; 120 Stat. 1355 (to the extent relating to the security of Hazardous Material); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; and their state, tribal and local counterparts or equivalents and regulations issued pursuant to any of those statutes.

“EPA Guaranty” has the meaning specified in Section 3.2(f).

“Estimated Purchase Price” has the meaning specified in Section 2.3(a)(ii).

“Estimated Working Capital” has the meaning specified in Section 2.3(a)(ii).

“Expenses” means any and all out of pocket expenses actually incurred or accrued or paid in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“FCE” has the meaning specified in the Preliminary Statement.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approvals” has the meaning specified in Section 6.5(b).

“Final Closing Balance Sheet” has the meaning specified in Section 3.6(a).

“Final Working Capital” has the meaning specified in Section 3.6(a).

“Fundamental Representations” has the meaning specified in Section 7.1(a).

“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any United States federal, state, local, county, municipal or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, body, self-regulating authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of the foregoing.

“Governmental Order” means any approval, consent, license, franchise, registration, security clearance, authorization, variance, exemption, certification, permit, judgment, order, binding determination, award or decree of any Governmental Authority.

“Grantor Trust” means that certain Grantor Trust Agreement dated as of January 31, 2013 by and between Fuel Cell Energy, Inc. and Branch Banking and Trust Company.

“Ground Lease” means the Ground Lease between the City and the Project Company for the Leased Real Property.

“Hazardous Material” means any and all “hazardous substances,” “hazardous waste,” or “pollutant or contaminant” as any of such terms may be defined in any Environmental Law, or any other pollutant or substance that is regulated under any Environmental Law (including asbestos in any form that is or could become friable) or that may be the subject of liability for costs of response or remediation under any Environmental Laws.

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (e) all interest, fees, prepayment penalties, yield maintenance premiums and similar payments payable upon extinguishment of any of the foregoing, and (f) any guaranty of any of the foregoing.

“Indemnified Party” has the meaning specified in Section 7.3.

“Indemnifying Party” has the meaning specified in Section 7.3.

“Independent Accountant” has the meaning specified in Section 3.6(b).

“Intellectual Property” means any and all of the following: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections.

“Intended Tax Treatment” has the meaning specified in Section 8.1.

“IP Escrow Agent” means NCC Group Escrow Associates, LLC.

“IP Escrow Agreement” means the Holding Agreement dated December 12, 2012 by and between the Project Company and IP Escrow Agent.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge of Robert Sauer and Keith Windle, in each case, after reasonable inquiry.

“Law” means any United States federal, state, local, county or municipal law, statute, regulation, code, order, ordinance, rule, decree, judgment, consent decree, or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Leased Real Property” means the real property described in and made subject to the Ground Lease.

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, assessments, obligations, expenses, Claims, Taxes, liabilities or other charges, whether determined or determinable, due or to become due, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute or contingent, known or unknown, or matured or unmatured, including reasonable, and documented, attorneys’ fees, court costs and litigation expenses.

“Material Adverse Effect” means any event, result, occurrence, development, fact, change or effect that (a) with respect to Seller, is or would reasonably be expected to be materially adverse to the ability of Seller to consummate the transactions and satisfy all of its obligations contemplated by this Agreement, (b) with respect to the Project Company and Project, is or would reasonably be expected to be materially adverse to the business, results of operations, financial condition, or assets of the Project Company; provided, however, that “Material Adverse Effect” shall not include any event, result, occurrence, development, fact, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Project Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any increases in the costs of commodities or supplies or decreases in the price of electricity, (v) any change or effect resulting from conditions or developments in any electric transmission system or any independent system operator or regional electric transmission organization except to the extent specifically directed at the Project, (vi) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of Buyer; (viii) any change or effect from any change in applicable Laws or accounting rules; (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement; (x) any natural or man-made disaster or acts of God; (xi) any change or effect that is cured before the earlier of the Closing or the termination of this Agreement pursuant to Article IX; or (xii) any change or effect resulting from any action or inaction by Buyer or its Affiliates, including under the Services Agreement.

“Material Contract” has the meaning specified in Section 4.12.

“Membership Interests” has the meaning specified in the Preliminary Statement.

“Mutual Release” means the release to be delivered by Seller and the Project Company immediately after Closing pursuant to Section 6.8, in the form attached hereto as Exhibit C.

“Organizational Documents” means, (i) in the case of a limited liability company the entity’s certificate of formation and any limited liability company agreement or other operating agreement, and (ii) in the case of a corporation, the entity’s articles of incorporation or certificate of incorporation, bylaws and any stockholder or shareholder agreements.

“Ownership Period” means from and after December 12, 2012, until the date hereof.

“Party” or “Parties” has the meaning specified in the first paragraph of this Agreement.

“Permits” means any certificates, permits, licenses, approvals, registrations, franchises, applications, filings and other written authorizations.

“Permitted Encumbrances” has the meaning specified in Section 4.7.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“PILOT Agreement” means the Tax PILOT and Tax Incentive Development Agreement between the Project Company and the City dated December 12, 2012.

“Pre-Closing Statement” has the meaning specified in Section 2.3(a)(ii).

“Pre-Closing Taxes” means with respect to Taxes of the Project Company, as applicable, (a) Taxes attributable to or payable with respect to Pre-Closing Tax Periods and (b) Taxes attributable to the portion of any Straddle Tax Period ending on the Closing Date, which shall be determined by, (i) in the case of income Taxes or other Taxes measured on the basis of actual economic activity (such as sales Taxes), an interim closing of the books as of the Closing Date and (ii) in the case of Taxes not described in the preceding clause (i) (such as property Taxes), by multiplying the applicable Tax by the ratio obtained by dividing the number of days in the Straddle Tax Period up to and including the Closing Date by the total number of days in such Straddle Tax Period; and (c) Seller’s portion of any Transfer Taxes pursuant to Section 8.6 of this Agreement.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Project” has the meaning specified in the Preliminary Statement.

“Project Company” has the meaning specified in the Preliminary Statement.

“Project Company Financial Statements” has the meaning specified in Section 4.5.

“Project Company Tax Return” has the meaning specified in Section 8.3(a).

“Prudent Industry Practices” means those practices, methods and standards of inquiry and investigation that are commonly used by electricity generating facilities in the United States which are of similar size, type and location as the Project. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

“Purchase Price” has the meaning specified in Section 2.2.

“Real Property” means all real property owned, leased, subleased or licensed by the Project Company, together with all buildings, structures and fixtures located thereon or attached thereto.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, depositing, dispersing, leaching, escaping, emanating, migrating or emptying of any Hazardous Material in, into or onto the environment.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or any Affiliate of Seller under this Agreement or in connection herewith.

“Seller Group Member” means Seller and its Affiliates, and their respective directors, officers, employees, successors and permitted assigns.

“Seller Required Consents” means the consents set forth on Schedule 4.3(b).

“SEPA” means the Standard Electricity Purchase Agreement, by and between The Connecticut Light and Power Company and the Project Company, as successor in interest to Bridgeport Fuel Cell Park, LLC, dated July 10, 2009, as amended by the First Amendment to the Standard Electricity Purchase Agreement, dated December 20, 2012, and the Second Amendment to the Standard Electricity Purchase Agreement, dated November 19, 2013.

“Services Agreement” means the Services Agreement dated as of December 12, 2012, between the Project Company and Buyer.

“Straddle Tax Period” means any taxable period that begins before and ends after the Closing Date.

“Target Working Capital” has the meaning specified in Section 2.2.

“Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (whether or not imposed on Seller or on any of its Affiliates), imposed by any

Governmental Authority or taxing authority, including, without limitation, taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any liability for the payment of any amounts of the type described in (i) as a result of being a Person required by Law to withhold or collect taxes imposed on another Person; (iv) any liability for the payment of amounts of the type described in (i), (ii) or (iii) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person; and (v) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii), (iii) or (iv).

“Tax Purchase Price” has the meaning specified in Section 8.2(a).

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Third Party Claim” has the meaning specified in Section 7.4(a).

“Third Party Claim Notice” has the meaning specified in Section 7.4(a).

“Third Party Claim Response Period” has the meaning specified in Section 7.4(a).

“Title Policy” means Seller’s existing title insurance policy with First American Title Insurance Company dated December 12, 2012, insuring its leasehold interest in the Ground Lease.

“Transaction Financing” has the meaning specified in Section 3.4(b)(viii).

“Transfer Taxes” has the meaning specified in Section 8.6.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time.

“Wire Transfer Instructions” has the meaning specified in Section 2.3(a)(i).

“Working Capital” means, as of the Closing: (a) all current assets of the Project Company, minus (b) all current liabilities of the Project Company, determined in accordance with the accounting principles, practices and policies established by GAAP, prepared and consistently applied with the Project Company Financial Statements.  Any amount for Performance Guarantees (as defined in the Services Agreement) or other payment due under the Services Agreement, to the extent accrued, shall be disregarded for purposes of computing Working Capital.

Section 1.2Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (ii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

Section 2.1Purchase and Sale of Membership Interests.  Subject to the terms and conditions set forth in this Agreement and in consideration of the Purchase Price, Seller shall sell, assign, convey, deliver and transfer at the Closing to Buyer, and Buyer shall purchase, acquire and accept at the Closing from Seller, all of the right, title and interest of Seller in and to the Membership Interests, so that upon Closing, Buyer shall own, directly, all of the Membership Interests free and clear of all Encumbrances.

Section 2.2Purchase Price.  The total consideration (“Purchase Price”) to be paid by Buyer to Seller in consideration of the delivery by Seller of the Membership Interests shall be an amount equal to: (a) Thirty-Six Million Six Hundred Thousand Dollars ($36,600,000), minus (b) the amount by which the Working Capital is less than One Million dollars ($1,000,000) (the “Target Working Capital”) or plus (c) the amount by which the Working Capital is greater than the Target Working Capital.  The Purchase Price constitutes the full consideration payable by Buyer under this Agreement in order to acquire the Membership Interests.  The Purchase Price shall be due and payable in full at Closing as set forth in Section 2.3.

Section 2.3Pre-Closing Events; Closing Statement.

(a)Seller Pre-Closing Deliverables.  Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer:

(i)wire transfer instructions for the payment to be made by Buyer to Seller of the Purchase Price pursuant to Section 2.3(b) below (the “Wire Transfer Instructions”); and

(ii)a statement (the “Pre-Closing Statement”), reflecting Seller’s estimation of the Purchase Price as of the Closing Date (the “Estimated Purchase Price”), which shall be determined by comparing the Seller’s estimation of the Working Capital as of the Closing Date (the “Estimated Working Capital”) to Target Working Capital and applying the provisions of Section 2.2 to compute any estimated adjustment to the Purchase Price.

(b)Closing Date Payments.  On the Closing Date, Buyer shall pay to the Seller, an amount equal to the Estimated Purchase Price (as set forth in Sections 2.2 and 2.3(a)). Wire transfer of immediately available funds shall make the payment to the Seller to such account or accounts as specified in the Wire Transfer Instructions.  If Buyer has obtained from Connecticut Green Bank a release of its Encumbrance on the Grantor Trust and all necessary steps are taken under the Grantor Trust to release the funds contained in the Grantor Trust so that Seller will receive such funds on the Closing Date, such funds may be credited against the Purchase Price.  Buyer and Seller each agree to execute any documents or instruction letters as may be necessary to obtain the release of the funds from the Grantor Trust in connection with the Closing.

ARTICLE III

CLOSING, deliverables, CONDITIONS PRECEDENT

Section 3.1Closing.  The consummation of the purchase by Buyer, and the sale by Seller, of the Membership Interests (the “Closing”) shall take place at a location agreed to by the Parties or via email (in which case documents to be delivered at the Closing will be delivered by email transmission), no earlier than December 26, 2018, but as soon as practicable thereafter and in no event later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Section 3.4(b) and Section 3.4(c) (other than those conditions to be satisfied or waived at the Closing)(the “Closing Date”).  The Closing shall be effective as of 12:00:01 A.M. Eastern time on the Closing Date.  Each of Buyer and Seller shall further deliver such other evidence, instruments, documents and certificates required to be delivered by such Parties pursuant to this Article III.

Section 3.2Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller all of the following, in form and substance reasonably acceptable to Seller:

(a)the Estimated Purchase Price, payable as set forth in Section 2.3(b);

(b)a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying as to the matters set forth in Section 3.4(c)(ii) and Section 3.4(c)(iii);

(c)a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date and certifying that Buyer is validly existing and in good standing under the laws of the State of Delaware, (ii) a true, accurate and complete copy of the certificate of formation of Buyer, as in effect on the Closing Date, certified by the Secretary of State of the State of Delaware as of a recent date prior to the Closing Date, (iii) the incumbency of Buyer’s officers or managers that executed this Agreement, any other agreement delivered on the Closing Date, and any certificate delivered in connection with the Closing; and (iv) a true, accurate and complete copy of the resolutions of the members and/or manager of Buyer duly authorizing the execution, delivery and performance by Buyer of this Agreement, the Buyer Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect as of the Closing Date;

(d)a counterpart signature page to the Assignment Agreement, duly executed by Buyer;

(e)termination and release of the Owner Guaranty dated December 12, 2012, by Dominion Resources, Inc. for the benefit of FuelCell Energy, Inc. with regards to the Services Agreement;

(f)replacement of the Bridgeport EPA Guaranty (the “EPA Guaranty”) dated November 26, 2013 provided by Dominion Resources, Inc. for the benefit of Connecticut Light and Power Company on behalf of the Project Company; and

(g)the Services Agreement termination and release executed by FCE pursuant to Section 6.7.

Section 3.3Seller’s Closing Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer all of the following, in form and substance reasonably acceptable to Buyer and, where applicable, Buyer’s title insurer:

(a)all certificates representing the Membership Interests, if any, as well as all duly executed transfer documentation in respect of the Membership Interests (including a counterpart signature page to the Assignment Agreement, duly executed by Seller, and any waiver of transfer restrictions under the applicable Organizational Documents);

(b)a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of Seller, certifying as to the matters set forth in Section 3.4(b)(i) and Section 3.4(b)(ii);

(c)a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Project Company, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Clerk of the Virginia State Corporation Commission dated as of a recent date prior to the Closing Date and certifying that Project Company is validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Connecticut dated as of a recent date prior to the Closing Date and certifying that the Project Company is qualified to do business under the laws of the State of Connecticut, (iii) a true, accurate and complete copy of the Articles of Organization of the Project Company, as in effect on the Closing Date, certified by the Clerk of the Virginia State Corporation Commission as of a recent date prior to the Closing

Date, and (iv) a true, accurate and complete copy of the limited liability company agreement of the Project Company, as in effect on the Closing Date;

(d)a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Clerk of the Virginia State Corporation Commission dated as of a recent date prior to the Closing Date and certifying that Seller is validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) a true, accurate and complete copy of the Articles of Incorporation of Seller, as in effect on the Closing Date, and (iii) the incumbency of Seller’s officers that executed the Agreement, any other agreement delivered on the Closing Date, and any certificate delivered in connection with the Closing;

(e)a certification, dated as of the Closing Date, executed by a duly authorized officer or manager and satisfying the requirements of Treasury Regulation Section 1.1445-2(b), attesting that Seller (or if Seller is a “disregarded entity” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity treated as owning the assets of Seller) is not a “foreign person” for U.S. federal income tax purposes;

(f)the resignations of all managers, directors and officers of the Project Company;

(g)copies of all Seller Required Consents;

(h)the Services Agreement termination and release executed by Seller (or the applicable Affiliates) pursuant to Section 6.7;

(i)all of the books and records of the Project Company; and

(j)an IRS Form W-9 properly completed by Seller;

Section 3.4Conditions Precedent.

(a)Generally.  For purposes of this Agreement, there shall be conditions which must be satisfied or waived on or prior to the Closing.  Seller and Buyer expressly acknowledge and agree that each of the conditions in the Buyer Conditions Precedent are for the sole benefit of and may only be waived by Buyer in writing and each of the conditions in the Seller Conditions Precedent are for the sole benefit of and may only be waived by Seller in writing.

(b)Buyer Conditions Precedent to the Closing.  Unless and until the following conditions precedent (the “Buyer Conditions Precedent”) are satisfied, or waived in writing by Buyer, Buyer shall not be obligated to effect the Closing hereunder:

(i)Representations and Warranties.  The representations and warranties made by Seller contained in Article IV of this Agreement (and with respect to those that are qualified with respect to materiality, Material Adverse Effect and similar qualifiers, without consideration of such qualifiers) shall be true and accurate in all respects on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and accuracy of which shall be determined as of that specified date) as though made on and as of the Closing Date, except for failures to be true and accurate (i) which do not result in a Material Adverse Effect or (ii) which are due to any action or inaction by Buyer or its Affiliates, and there shall have been delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed by Seller.

(ii)Performance.  Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing, and there shall have been delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed by Seller.

(iii)Closing Deliveries.  Seller shall have delivered, or caused to be delivered, to Buyer all items required to be delivered pursuant to Section 3.3.

(iv)No Proceedings.  No order, injunction, judgment, decree or ruling of any Governmental Authority shall be in effect which restrains, hinders, or prohibits the consummation of the transactions contemplated by this Agreement.

(v)Legislation. No applicable Law shall have been enacted which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(vi)Consents and Approvals.  The Seller Required Consents, including the FERC Approval, shall have been obtained or made free of any term, condition, restriction or imposed liability or other provision that result in a Material Adverse Effect.

(vii)Title Insurance. Seller will have obtained date down and nonimputation endorsements as to the Title Policy in a form acceptable to Buyer (the expenses of the foregoing to be borne by Buyer) and with the only exceptions being the Permitted Encumbrances.

(viii)Consummation of Debt Financing.  By December 10, 2018, Buyer (or an Affiliate) will have obtained from and executed a firm and binding commitment with a third party lender to obtain debt financing which shall support the Closing pursuant to the terms of this Agreement yielding net proceeds in an amount no less than Twenty-Five Million dollars ($25,000,000), which pursuant to the terms of such debt financing are permitted to be applied by Buyer (or its Affiliate) toward payment of the Purchase Price (the “Transaction Financing”).

(c)Seller Conditions Precedent to the Closing.  Unless and until the following conditions precedent (the “Seller Conditions Precedent”) are satisfied, or waived in writing by Seller, Seller shall not be obligated to effect the Closing hereunder:

(i)Closing Date.  The date is December 26, 2018, or later.

(ii)Representations and Warranties.  The representations and warranties made by Buyer in Article V of this Agreement (and with respect to those that are qualified with respect to materiality, Material Adverse Effect and similar qualifiers, without consideration of such qualifiers) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and accuracy of which shall be determined as of that specified date) as though made on and as of the Closing Date, except for failures to be true and accurate which do not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby, and there shall have been delivered to Seller a certificate to such effect, dated as of the Closing Date, signed by Buyer.

(iii)Performance.  Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing, and there shall have been delivered to Seller a certificate to such effect, dated as of the Closing Date, signed by Buyer.

(iv)Closing Deliveries.  Buyer shall have delivered, or caused to be delivered, to Seller all items required to be delivered pursuant to Section 3.2.

(v)No Proceedings.  No order, injunction, judgment, decree or ruling of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(vi)Legislation.  No applicable Law shall have been enacted which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

(vii)Consents and Approvals.  The Buyer Required Consents, including the FERC Approval, shall have been obtained or made free of any term, condition, restriction or imposed liability or other provision that result in a Material Adverse Effect or a material adverse effect on Seller or its Affiliates.

(viii)Replacement Assurances.  Buyer shall have, or shall have caused, the letters of credit or guaranties set forth on Schedule 3.4(c)(viii) to be terminated, replaced (including providing any replacement documents) or provided for, as applicable, by Buyer or its Affiliates, and all such letters of credit or guaranties provided for by Seller or its Affiliates shall be terminated (and returned to Seller) and Seller or its Affiliates shall be released from any Losses or Expenses related thereto.

Section 3.5Satisfaction of Conditions.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, and shall cause its Affiliates as appropriate, to use their commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated by this Agreement, including, the satisfaction of the conditions listed in Section 3.4(b) or Section 3.4(c) and the obtaining of all consents, waivers, authorizations, orders and approvals of third parties, including Governmental Authorities, required of it by this Agreement.  Each Party shall, and shall cause its Affiliates as appropriate, to cooperate fully with the other Parties hereto in assisting such Parties to comply with this Section 3.5.

Section 3.6Post-Closing Working Capital True-Up.

(a)For the purpose of confirming the Estimated Working Capital, following the Closing, no later than thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Project Company as of the Closing Date (the “Final Closing Balance Sheet”), together with a worksheet showing the difference, if any, between the Estimated Working

Capital and Working Capital shown on the Final Closing Balance Sheet (the “Final Working Capital”).

(b)If, within thirty (30) days after the date of the delivery to Sellers of the Final Closing Balance Sheet, Seller determines in good faith that Seller disagrees with any portion of the Final Closing Balance Sheet provided by Buyer  pursuant to the immediately preceding sentence (any such disputed items being the “Disputed Items”), then Seller may deliver a written notice (a “Dispute Notice”) to Buyer within such 30-day period, which Dispute Notice shall: (i) set forth Seller’s proposed resolution of the Disputed Items (including Seller’s determination of Working Capital as of the Closing Date taking into account such proposed resolution of the Disputed Items) and (ii) include materials showing in reasonable detail Seller’s support for such position.  Seller and its representatives shall have full access to the books and records of, the personnel of, and work papers prepared by, Buyer and its representatives to the extent that they relate to such matters and to such historical financial information (to the extent in Buyer’s possession) relating to such matters as Seller may reasonably request for the purpose of reviewing the Final Closing Balance Sheet and the determination of the Final Working Capital and to prepare a Dispute Notice.  If Buyer and Seller are unable to resolve any disagreement among them with respect to such matters within five (5) Business Days (or such longer period as mutually agreed to by Seller and Buyer) after the delivery of a Dispute Notice by Seller to Buyer, then the Disputed Items (but no others) may be referred by Sellers or Buyer for determination to a nationally recognized accounting firm not affiliated with Seller, the Project Company or Buyer that is mutually selected by Seller and Buyer.  If Seller and Buyer are unable to select a nationally recognized accounting firm, either Seller or Buyer may thereafter request that the American Arbitration Association make such selection (as applicable, the firm selected by Seller and Buyer or the firm selected by the American Arbitration Association is referred to as the “Independent Accountant”).  Seller and Buyer shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within five (5) Business Days from the date of the referral.  The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant.  If Seller and Buyer resolve their dispute with respect to any Disputed Item, the Independent Accountant’s involvement shall be discontinued with respect to such Disputed Item and the Final Closing Balance Sheet shall be revised, if necessary, to reflect such resolution and thereupon shall be binding for purposes of this Agreement.  The Parties shall make readily available to the Independent Accountant all relevant books and records relating to such matters and all other items reasonably requested by the Independent Accountant.  The costs and expenses of the Independent Accountant shall be borne by the Party whose position taken with respect to the Disputed Items differs further from that determined by the Independent Accountant. The decisions of the Independent Accountant shall be final and binding for all purposes of this Agreement, and the Final Closing Balance Sheet shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.

(c)Following the final determination of the Final Closing Balance Sheet and the Final Working Capital in accordance with Section 3.6(b), the Purchase Price shall be recomputed in accordance with Section 2.2 based on the Final Working Capital.  To the extent that the recomputed Purchase Price is greater than the Estimated Purchase Price that was paid at Closing, Buyer shall pay such difference to Seller.  To the extent that the recomputed Purchase Price is less than the Estimated Purchase Price that was paid at Closing, Seller shall pay such difference to Buyer.  Any such payment required to be made by either Buyer or Seller shall be made by wire transfer of immediately available funds within five (5) Business Days of the final determination by the Independent Accountant.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as otherwise set forth in the schedules referenced herein (the “Disclosure Schedules”), the following statements are true and correct as of the date hereof and as of the Closing Date:

Section 4.1Organization; Qualification of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Seller has full legal right, power and authority necessary to carry on its business as it is now being conducted.

Section 4.2Organization; Qualification of the Project Company.  The Project Company is a limited liability company duly organized under the laws of the Commonwealth of Virginia and is validly existing and in good standing under the laws of the Commonwealth of Virginia.  The Project Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, including the State of Connecticut, except in those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.  The Project Company has full legal right, power and authority necessary to carry on its business and the Project as it is now being conducted, owned and operated.  True and complete copies of the Organizational Documents of the Project Company have been made available to Buyer in the Data Room.

Section 4.3Authority of Seller; Conflicts; Consents.

(a)Seller has the full legal right, power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly authorized, executed and delivered by Seller and is (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to which it is a party, upon execution and delivery by Seller are (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)Except as set forth in Schedule 4.3(b) of the Disclosure Schedules, none of the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements, the consummation by Seller of any of the transactions contemplated hereby or thereby, nor the compliance by Seller with, or fulfillment by Seller of, the terms, conditions and provisions hereof or thereof:

(i)conflict with, result in an event creating rights of acceleration, termination, amendment or cancellation, result in any imposition of any fee or other charge, result in a loss of rights or benefits under, result in the imposition of any Encumbrance (other than a Permitted Encumbrance) upon the Project, or constitute or result in violation of, breach of, or default under (1) the Organizational Documents of Seller or the Project Company, (2) any Material Contract, (3) any Governmental Order to which Seller or the Project Company is a party or by which Seller, the Project Company or the Project is bound, or (4) Laws applicable to Seller, the Project Company or the Project, in any material respects; or

(ii)require prior to Closing the consent, approval, authorization or act of, or the making by Seller or the Project Company of any declaration, filing, notice or registration with, any Person (including, without limitation, any Governmental Authority).

Section 4.4Capitalization.  Seller has good title to, holds of record, and owns beneficially, the Membership Interests, free and clear of all Encumbrances.  The Membership Interests constitute one hundred percent (100%) of the issued and outstanding equity interests in the Project Company.  No equity interests in the Project Company have been reserved for issuance upon exercise of outstanding options, warrants or other similar rights.  There are no outstanding obligations of the Project Company to repurchase, redeem or otherwise acquire any equity interest in the Project Company.  There are no options, warrants, convertible securities, unit appreciation, phantom unit, profit participation or other rights, agreement, arrangement or commitments of any character relating to the equity interests in the Project Company or obligating the Project Company to issue or sell any equity interests in the Project Company.  There are no voting trusts or other voting or similar agreements or understandings with respect to the Membership Interests.  The Project Company does not have any subsidiaries or own any equity interests in any other Person.

Section 4.5Financial Statements.  Copies of the Project Company’s financial statements (the “Project Company Financial Statements”) consisting of (a) the unaudited balance sheet and related profit and loss statement for the year ended December 31, 2017; and (b) the unaudited balance sheet and related profit and loss statement as of September 30, 2018, have been made available to Buyer in the Data Room.  Except as set forth in Schedule 4.5, the Project Company Financial Statements have been prepared in accordance with GAAP, subject to normal and recurring year-end adjustments and the absence of notes.  The Project Company Financial Statements fairly present in all material respects the financial condition of the Project Company as of the respective dates they were prepared and the results of the operations of the Project Company for the periods indicated.

Section 4.6Indebtedness; Absence of Undisclosed Liabilities.  The Project Company has no Indebtedness other than liabilities as referred to in the immediate succeeding sentence.  Except for those matters otherwise the subject of Seller’s other representations and warranties provided herein, since September 30, 2018, the Project Company has no liabilities of a type required to be reflected on financial statements and accompanying notes prepared in accordance with GAAP, other than:

(a)current liabilities that have been taken into account in connection with the computation of Working Capital; and

(b)liabilities under the Material Contracts or Permits to the extent attributable to the time after Closing.

Section 4.7No Encumbrances. As of the Effective Date, there are no Encumbrances other than those listed on Schedule 4.7 of the Disclosure Schedules (the “Permitted Encumbrances”) on the Project or any assets of the Project Company.

Section 4.8Absence of Certain Changes, Events and Conditions.  Except as set forth on Schedule 4.8, since September 30, 2018: (a) the Project Company and the Project have operated in the ordinary course of business in all material respects; and (b) there has not been any event, occurrence or development that has had a Material Adverse Effect and the Project Company has not:

(a)mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any material assets, whether real, personal, fixed, tangible or intangible;

(b)entered into any sale, transfer, lease or other disposition of, or entered into any agreement for the sale of, or given any Person an option to purchase, all or any part of the Project or other assets of the Project Company other than in the ordinary course of business;

(c)made any change in its Tax or accounting methods, principles or practice unless required by applicable Law or GAAP;

(d)made any loans, advances or capital contributions to, or investments in, any Person

(e)modified, amended or allowed to terminate any Permit, license or regulatory authorization;

(f)amended, terminated or waived any material right under any Material Contracts; or

(g)committed or agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.9Taxes; Grants.

(a)The Project Company has (i) timely filed, or caused to be timely filed, all Tax Returns that are required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects; and (ii) paid or caused to be paid all Taxes required to be paid by it (whether or not shown on any Tax Return). Correct and complete copies of all sales and property Tax Returns filed by or with respect to the Project Company for the 2015 through 2017 taxable years have been made available to Buyer in the Data Room.

(b)All Taxes that are required to be withheld or collected by the Project Company have been duly withheld and collected and, to the extent required by applicable Law, have been timely paid to the appropriate Governmental Authority or properly deposited as required by applicable Law. There are no Encumbrances for Taxes upon any assets of the Project Company, except for Encumbrances with respect to Taxes not yet due or delinquent or that are being contested in good faith and for which, in each case, adequate reserves have been established on the books and records of the Project Company.

(c)The Project Company (i) is not a party to any Tax sharing, Tax allocation, Tax indemnification or similar agreement currently in force and (ii) has no liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee or successor, by contract or otherwise.

(d)Except as set forth in Schedule 4.9(d), no extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax has been granted by or with respect to the Project Company with regard to any matters relating to Taxes. No Governmental Authority has asserted in writing or threatened in writing to assert any deficiency or assessment, or proposed (formally or informally, but in either case in writing) any adjustment for any Taxes against the Project Company that has not been fully resolved. Except as set forth in Schedule 4.9(d), there are no  audits, examinations, actions, suits, investigations, claims or other proceedings by any Governmental Authority against the Project Company pending or, to the Knowledge of Seller threatened nor are any material matters relating to Taxes currently under discussion between the Project Company and any Governmental Authority.  No written notice has been received from a Governmental Authority indicating an intent to open an audit or other review of any Tax Return or Taxes.

(e)No elections have been filed with the IRS to treat the Project Company as an association taxable as a corporation and, at all times since its formation, the Project Company has been validly classified as a disregarded entity for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-2(c)(2) or 301.7701-3. The Project Company is not the successor, whether by merger, conversion, liquidation or otherwise, to any Person that at any time was taxable as a corporation for federal income Tax purposes.

(f)The PILOT Agreement is in full force and effect in accordance with its terms.  Neither Seller nor the Project Company have committed any default under or failed to comply with any  obligation under the PILOT Agreement.  Neither Seller nor the Project Company have received any written notice from the City of any such default or noncompliance or any written notice that the City intends to terminate the PILOT Agreement.

(g)Seller’s entering into this Agreement and the consummation of the transactions hereunder will not result in any Federal investment tax credit recapture obligation of the Project Company.

(h)Neither Seller nor the Project Company have committed any default under the CEFIA Grant Agreement or failed to comply with any obligation under the CEFIA Grant Agreement. Neither Seller nor the Project Company have received any written notice from the City of any such default or noncompliance or that the City intends to assert any claim thereunder. Seller’s entering into this Agreement and the consummation of the transactions hereunder will not result in any obligation of the Project Company to refund any portion of the CEFIA Grant.

(i)Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(j)The Project Company will not be required to include any item of income in or exclude any item of deduction, from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)	Change in method of accounting for a taxable period ending on or prior to the Closing Date;
(B)	Use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(C)	“Closing Agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non U.S. income Tax Law) executed on or prior to the Closing Date;
(D)	Intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non U.S. income Tax law); or
(E)	Prepaid amount received on or prior to the Closing Date.

(k)The representations and warranties set forth in this Section 4.9 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.10Compliance with Laws; Litigation.

(a)Except as set forth in Schedule 4.10(a) of the Disclosure Schedules, during the Ownership Period, (i) Seller has owned, used, operated or leased the Project in compliance with all applicable Laws in all material respects, and (ii) the Leased Real Property, the Project and the Project Company have been and are in compliance in all material respects with all applicable Laws.  No written notice from a Governmental Authority has been received by, and no written request for information, investigation, charge, complaint, Claim, hearing, investigation, warning letter, proceeding, or demand by a Governmental Authority has been received by or asserted against, or commenced or filed in respect of or, to the Knowledge of Seller, threatened against, Seller or the Project Company alleging a violation of any applicable Law with respect to the Leased Real Property, the Project or the Project Company.

(b)All Permits required for the ownership and operation of the Project by the Project Company in the manner currently owned and operated, are in the name of the Project Company and are valid and in full force and effect.  The Project Company is in compliance in all material respects with the terms and conditions of all such Permits and has not received any written notification from any Governmental Authority that the Project or Project Company is in violation of any such Permit or that any such Permit will be terminated.

(c)Except as set forth in Schedule 4.10(c) of the Disclosure Schedules, there are no, and during the Ownership Period there have been no lawsuits, proceedings (including, without limitation, condemnation or rezoning proceedings), administrative investigations, arbitrations, other material Claims, or adverse Governmental Orders pending or, to the Knowledge of Seller, threatened against Seller or the Project Company regarding the Project or the Leased Real Property.

Section 4.11Leased Real Property; Title to Assets.

(a)The Project Company does not own or lease any Real Property other than the leasehold interest in the Leased Property pursuant to the Ground Lease.  Seller has not assigned, transferred, subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof, or assigned, mortgaged, deeded in trust, encumbered, or otherwise conveyed any interest in the Leased Real Property.  The Project Company’s leasehold interest is not subject to any Encumbrances other than Permitted Encumbrances.  The Ground Lease is in full force and effect and is enforceable in accordance with its terms against the Project Company, and the City as the lessor under the Ground Lease.  There are no outstanding material defaults under the Ground Lease by the Project Company or to the Knowledge of Seller, defaults by the City.

(b)The Project Company has good and valid title to all tangible personal property, fixtures, equipment and other assets reflect in the Project Company Financial Statements.  The Project Company owns or leases all assets that are currently necessary or sufficient to conduct the business of the Project Company, including the operation of the Project, as currently conducted and operated.

Section 4.12Material Contracts.

(a)Schedule 4.12(a) contains a true and correct list of the following Contracts, to which the Project Company is a party (each a “Material Contract”):

(i)Contracts for the purchase, exchange, transmission or sale of electric power in any form, including energy, capacity renewable energy credits;

(ii)Contracts for the purchase of gas supply;

(iii)Interconnection Contracts;

(iv)any Contract which provides for aggregate future payments by Project Company of more than Twenty Five Thousand Dollars ($25,000) in any one year or can not be terminated upon written notice without requiring any penalty or payment;

(v)Contracts under which the Project Company has (A) granted a security interest on any of its assets, tangible or intangible, which security interest secures outstanding Indebtedness, (B) created, incurred or assumed any Indebtedness; or (C) agreements of guaranty, surety or similar obligations by the Project Company;

(vi)Contracts that relate to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)Any employment, consulting or collective bargaining Contracts;

(viii)Contacts relating to the ownership, leasing or other use of Real Property.

(ix)Contracts with any Governmental Authority relating to the payment, abatement, reduction or adjustment of any Taxes;

(x)Contracts with any Person or Governmental Authority relating to any grants, loans, or financial assistance of any kind regarding the Project;

(xi)Futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, natural gas or securities,

(xii)Contracts that limit the Project Company’s freedom to compete in any line of business or in any geographic area;

(xiii)Partnership, joint venture or limited liability company agreements;

(xiv)Contracts involving the acquisition, use or licensing of Intellectual Property of any kind;

(xv)Contracts relating to any Membership Interests or rights in connection with any voting or other similar agreements;

(xvi)Contracts that relate to material operations, maintenance or other servicing of the Project;

(xvii)Contracts, not already set forth in this Section 4.12(a), that the default under or termination of would be reasonably likely to materially and adversely affect the Project Company; and

(xviii)Any amendment, supplement or modification in respect of the foregoing.

(b)Seller has delivered or made available to Buyer for inspection a true, complete and correct copy of each of the Material Contracts.

(c)Each Material Contract (i) is a legal, valid and binding obligation of the Project Company and, to the Knowledge of Seller, the other parties thereto, and (ii) is in full force and effect and is enforceable against the Project Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms.

(d)Except as set forth in Schedule 4.12(d) of the Disclosure Schedules, there is not any material default or violation under, or repudiation, waiver or release of any provision of or right under, any Material Contract by the Project Company, or to the Knowledge of Seller, by any other party thereto.  Neither Seller nor the Project Company have received any written notice of modification, termination, cancellation or non-renewal with respect to any Material Contract or any intention of any other party to a Material Contract to do so, and, to the Knowledge of Seller, no other party to a Material Contract plans to modify, terminate, cancel or not renew such Material Contract.  The Project Company as not waived any material right under any Material Contract during the Ownership Period.

Section 4.13Environmental Matters.

(a)Except as set forth in Schedule 4.13 of the Disclosure Schedules, the Project, the Leased Real Property and the Project Company are currently in compliance in all material respects with all applicable Environmental Laws.  During the Ownership Period, neither Seller nor the Project Company have received any written request for information from any Governmental Authority regarding, or been notified in writing by any Governmental Authority that they are a potentially responsible party for, any remedial obligations or any alleged compliance violations under any Environmental Law relating to the Project or the Leased Real Property.

(b)During the Ownership Period (i) neither Seller nor the Project Company have used, treated, stored, disposed of, or caused a Release of any Hazardous Materials on, under, at, or from the Project or the Leased Real Property in material violation of any applicable Environmental Law, and (ii) with respect to the Project, neither Seller nor the Project Company have entered into or agreed to any consent decree or order, and are not subject to any outstanding judgment, decree, or judicial order relating to alleged violations of any Environmental Law or investigation or cleanup of Hazardous Materials under any Environmental Law.

(c)There are no Claims pending or to the Knowledge of Seller, threatened against Seller or the Project Company with respect to the Project or the Leased Real Property before any Governmental Authority regarding any alleged violations of any Environmental Law.

Section 4.14Brokers. Neither Seller nor the Project Company nor any Person acting on either of their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.15Employees; Employee Benefit Matters.

(a)The Project Company does not employ and, during the Ownership Period, has never employed any employees.

(b)The Project Company does not have any Employee Benefit Plans and, during the Ownership Period, has never had any Employee Benefit Plans.

Section 4.16Intellectual Property.

(a)The Project Company owns, licenses, leases or otherwise holds the rights to use all Intellectual Property that is material to the operation of its business.  The Project Company has not received any written notice asserting that it is violating or infringing upon the Intellectual Property of any Person.

(b)During the term of the IP Escrow Agreement, Seller has not had distributed to it any of the Intellectual Property assets or other assets that have been held in escrow by the IP Escrow Agent under the IP Escrow Agreement.

Section 4.17Insurance. Schedule 4.17 of the Disclosure Schedules lists all insurance policies currently maintained by the Project Company or its Affiliates with respect to the Project.  All such insurance policies are in full force and effect and all premiums due on such insurance policies have been paid.  No written notice has been received of cancellation of any such insurance policy and there is no material claim pending or as to which coverage has been denied or disputed under any such insurance policy.

Section 4.18Bank Accounts.  Schedule 4.18 of the Disclosure Schedules sets forth an accurate and complete list of the names and applicable contact personnel of all banks and other financial institutions at which the Project Company maintains bank accounts of any nature or safe deposit boxes.

Section 4.19Books and Records.  The books and records of the Project Company are true and complete in all material respects and have been maintained in accordance with standard business practices.

Section 4.20Regulatory Matters.  The Project: (a) is an “exempt wholesale generator” as such term is defined in the Public Utility Holding Company Act of 2005, 18 C.F.R. § 366.1 and pursuant to the Project’s self-certification in FERC Docket EG13-31-000, and (b) has “market-based rate authority” pursuant to Section 205 of the Federal Power Act and the Project’s application and FERC’s order in Docket ER13-1403-001.  To the Knowledge of Seller there are no facts that are reasonably likely to cause the Project to lose such status.  Neither the Seller nor the Project Company has received any written notice from any Governmental Authority indicating that such status may be terminated.

Section 4.21Solvency. Seller is financially solvent, able to pay its debts as they mature, and has no knowledge of circumstances that would materially impact the ability of it to pay amounts if and when they become due pursuant to this Agreement or that would otherwise materially impact its ability to perform its obligations under this Agreement.

Section 4.22Disclosure.  No representation or warranty by Seller contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact required to make the statements contained herein or therein not misleading (it being understood that in the case of projections, such projections are based on estimates that were reasonable as of the date of such projections) which would have a Material Adverse Effect.

Section 4.23No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (including the related portions of the Schedules), none of Seller, the Project Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Project Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date:

Section 5.1Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full legal right, power and authority necessary to carry on its business as it is now being conducted.

Section 5.2Authority of Buyer; Conflicts; Consents.

(a)Buyer has the full legal right, power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements to which it is a party.  The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly authorized, executed and delivered by Buyer and is (assuming the valid authorization, execution and delivery of this Agreement by Seller) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements to which it is a party, upon execution and delivery by Buyer, are (assuming the valid authorization, execution and delivery by Seller, where Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)None of the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements, the consummation by Buyer of any of the transactions contemplated hereby or thereby, nor the compliance by Buyer with, or fulfillment by Buyer of, the terms, conditions and provisions hereof or thereof (i) conflict with, result in an event creating rights of acceleration, termination, amendment or cancellation, result in a loss of rights or benefits under or constitute or result in a violation of, breach of, default under (1) the Articles of Organization or other organizational document of Buyer, (2) any Contract to which Buyer is a party or by which Buyer is bound, (3) any Governmental Order to which Buyer is a party or by which Buyer is bound or (4) any Laws applicable to Buyer, in any material respects; or (ii) except as set forth in Schedule

5.2(b)(ii) of the Disclosure Schedules, require the consent, approval, authorization or act of, or the making by Buyer of any declaration, filing, notice or registration with, any Person (including, without limitation, any Governmental Authority) that has not been obtained.

Section 5.3No Violation, Litigation or Regulatory Action.  There are no lawsuits, Claims, suits, proceedings, investigations or Governmental Orders pending or, to the knowledge of Buyer, threatened against Buyer which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 5.4No Brokers.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.5Independent Investigation; Investment.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation obtained as a result of Buyer Guarantor’s being the “Operator” under the Services Agreement, Buyer’s review of materials in the Data Room, and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Schedules); and (b) none of Seller, the Project Company or any other Person has made any representation or warranty as to Seller, the Project Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).  Buyer is acquiring the Membership Interests for its own account and not with a view to distribution, is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the risk of an investment in the Membership Interests and is able financially to bear the economic risks thereof.

Section 5.6Buyer Guaranty.  The Buyer Guaranty is a legal, valid and binding obligation of the Buyer Guarantor.  Buyer represents and warrants that all funds paid to the Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

ARTICLE VI

COVENANTS OF BUYER AND SELLER

The Parties hereto covenant and agree to take the following actions:

Section 6.1Conduct of Business.  From the Effective Date to the earlier of the termination of this Agreement or the Closing, except as otherwise consented to by Buyer in writing, which consent shall not be unreasonably withheld, conditioned, or delayed, Seller shall cause the Project Company to, and the Project Company shall, conduct its business in the ordinary course (including (i) keeping in full force and effect its legal existence, and (ii) using its reasonable efforts to preserve its relationships with contractors, customers, or suppliers).  Except as required or permitted by this Agreement, as may be required by any Material Contract, applicable Law, any Governmental Authority or any Permit, as may be prudent under Prudent Industry Practices, or as set forth on Schedule 6.1, from the Effective Date until the earlier of Closing or the termination of this Agreement, the Project Company shall not (and Seller shall not permit the Project Company to), and shall not without the prior written consent of Buyer:

(a)enter into any Material Contract or modify or amend in any material respect, or terminate, or assign or waive any right under any Material Contract to which the Project Company is a party, other than in the ordinary course of business; provided, however, that the Project Company may, without Buyer’s consent, terminate any Contract between the Project Company and Seller or any Affiliate of Seller;

(b)declare, set aside or pay any distributions (other than distributions of cash), or split, combine or reclassify the Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Membership Interests;

(c)issue, grant, deliver, transfer or sell or authorize or propose the issuance, grant, delivery, transfer or sale of, or purchase, redeem or otherwise acquire or propose the purchase, redemption or acquisition of, any Membership Interests or other equity or ownership interests in the Project Company or options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating the Project Company to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any Membership Interests or other equity or ownership interests in the Project Company;

(d)cause or permit any amendments or restatements to the Organizational Documents of the Project Company;

(e)acquire or agree to acquire by merging or consolidating with, or by purchasing substantially all of the assets or equity securities of any business or any Person or other business organization or division thereof;

(f)sell, assign, transfer, lease, license, Encumber, or otherwise dispose of any of its material assets, other than in the ordinary course of business;

(g)create, incur, assume or guarantee any Indebtedness or issue or sell any debt securities of the Project Company or guarantee any debt securities of others, other than in the ordinary course of business;

(h)except as required by GAAP, make any change in tax principles or tax elections, accounting principles or the methods by which such principles are applied for financial accounting purposes;

(i)make any loans, advances, capital contributions to, or investments in any Person;

(j)modify, amend or allow to terminate any Permit, license or regulatory authorization; or

(k)enter into any agreement or otherwise commit to take any actions described in the foregoing clauses.

Section 6.2Change of Project Company Name.  In no event shall Buyer be entitled to use the name “Dominion” in the conduct of the Project Company’s business following Closing. Without limiting the generality of the foregoing, within ten (10) Business Days following the Closing Date, Buyer shall change the name of the Project Company to a name that does not include the word “Dominion.” Promptly after such name changes, the Buyer shall deliver evidence thereof to Seller.

Section 6.3Site Access and Correspondence.  From the Effective Date to the earlier of the termination of this Agreement or the Closing and subject to legal or regulatory requirements, Seller shall cooperate in good faith: (i) to provide reasonable access by Buyer and its representatives, at reasonable times and upon reasonable notice (but in no event less than five (5) Business Days prior written notice) during normal business hours, to the Project and the properties, books and records of the Project Company, but only to the extent that such access does not unreasonably interfere with the business of Seller or any of its Affiliates, provided, however, that Seller shall have the right to (A) have a Seller representative(s) present with Buyer and its representatives at all times that Buyer and its representatives are on any such properties, and (B) impose reasonable restrictions and requirements on such access as necessary for safety and security purposes; and (ii) to furnish financial and operating data and other information reasonably requested by Buyer with respect to the Project. Promptly upon completion of any such access by Buyer and its representatives, Buyer shall repair any damage caused by Buyer or its representatives, or indemnify and hold harmless Seller and any of its Affiliates for the same caused by Buyer or its representatives during such access, including any property damage or personal injury. Notwithstanding anything herein to the contrary, Seller shall not be required to (i) take any action that would constitute a waiver of the attorney-client privilege, or (ii) furnish any information that Seller or any of its Affiliates are under a legal obligation not to disclose; provided, however, that Seller shall notify Buyer of such inability to so supply such information and reasonable detail as to the nature of the information withheld. All information furnished by or on behalf of Seller hereunder shall be subject to the terms of the Confidentiality Agreement dated as of May 14, 2018, between Seller and Buyer (the “Confidentiality Agreement”).  For the avoidance of doubt, the provisions of this Section 6.3 shall not be construed to limit any rights or access that FCE currently has to the Project or books and records of the Project Company pursuant to the Services Agreement and, in the event of any conflict between the provisions of this Section 6.3 and the Services Agreement, the provisions of the Services Agreement shall control.

Section 6.4Supplement to Disclosure Schedules.  Seller may deliver to Buyer no later than three (3) Business Days prior to the Closing Date a supplement to the Disclosure Schedules set forth in Article IV containing changes to such schedules required to reflect events since, or facts discovered by, Seller after the date hereof, in either case the absence of which would cause any of Seller’s representations and warranties contained in this Agreement not to be true and correct (a “Disclosure Schedule Update”).  If, with respect to any Disclosure Schedule Update, Buyer has the right to terminate this Agreement pursuant to Section 9.1(b) as a result of the information contained in such Disclosure Schedule Update and Buyer does not exercise such right within five (5) Business Days after Buyer receives such Disclosure Schedule Update, such Disclosure Schedule Update shall be deemed to have amended the appropriate schedule as of the date hereof, to have qualified the representations and warranties contained in this Agreement as of the date hereof and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for the purposes of Section 7.1(a)(i) and Seller’s obligations pursuant to Article VII or the Buyer Group Members’ right to indemnification pursuant to Article VII.  If, in connection with any Disclosure Schedule Update, Buyer does not have the right to terminate this Agreement pursuant to Section 9.1(b) as a result of the information contained in such Disclosure Schedule Update and such Disclosure Schedule Update is not related to (x) items for which Buyer has provided its consent pursuant to Section 6.1, or (y) items required to be performed by Seller or its Affiliates pursuant to this Agreement or the transactions contemplated hereby, such Disclosure Schedule Update shall not qualify any of the representations for the purpose of determining Seller’s obligations pursuant to Article VII or the Buyer Group Members’ right to indemnification pursuant to Article VII relating to any Disclosure Schedule Update, and, if Closing occurs, the Buyer Group Members shall have the right to bring any indemnification claim arising from the Disclosure Schedule Update against Seller.  Notwithstanding the foregoing, the provisions of this Section 6.4 do not constitute a waiver by Buyer of the right to terminate this Agreement pursuant to Section 9.1(b) as a result of the information contained in such Disclosure Schedule Update.

Section 6.5Consents of Third Parties; Governmental Approvals; Consummation of Transactions.

(a)From the Effective Date to the earlier of the termination of this Agreement or the Closing, Buyer and Seller shall use commercially reasonable efforts and act diligently and reasonably and cooperatively, to secure any consents and approvals of any Governmental Authority or any Person required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement, including the Seller Required Consents and the Buyer Required Consents.  Any costs and Expenses incurred for obtaining such consents shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(b)As promptly as practicable, but in no event later than ten (10) days after the Effective Date, Buyer and/or Seller, as is required by applicable Law, shall file with the FERC (and if requested by such filing Party, the other Party shall reasonably support) and if applicable, Buyer and Seller shall jointly file with the FERC, the filings, applications, registrations, consents and authorizations required by FERC listed on Schedules 4.3(b) and 5.2(b)(ii) (the “FERC Approvals”). The Parties shall cooperate diligently and in good faith with each other in the preparation of such filings, applications, registrations, consents and authorizations and efforts to obtain the FERC Approvals. As promptly as reasonably practicable prior to submitting any such filing, application, registration, consent or authorization contemplated by this Section 6.5(b), the submitting Party shall provide a draft of such filing, application, registration, consent or authorization to the other Party for review and comment and the submitting Party shall diligently and in good faith consider any revisions reasonably requested by the reviewing Party. Each Party shall be responsible for its own costs of preparing, reviewing and filing with FERC its respective filings, applications, registrations, consents, authorizations, responses and any petition for rehearing or any reapplication.

(c)From the Effective Date to the earlier of the termination of this Agreement or the Closing, each Party shall (i) as promptly as is reasonably practicable, use commercially reasonable efforts and act diligently and reasonably and cooperatively to cause the satisfaction of the conditions listed in Section 3.4 that are the responsibility of such Party, including making any of the required filings or consents within thirty (30) days of the date hereof, and (ii) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing.  Each Party shall reasonably cooperate with the other Party in seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings as promptly as reasonably practicable, and each Party shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for information from any Governmental Authority in connection with the transactions contemplated by this Agreement or in connection with the Project.

Section 6.6Casualty. If, before Closing, all or any portion of any of the Project is damaged or destroyed by fire, flooding or other casualty event, except as a result of any breach by Buyer Guarantor of any of its obligations under the Service Agreement or by Buyer in connection with its site access rights pursuant to Section 6.3 (a “Casualty Event”), Seller shall notify Buyer promptly in writing of such fact.  As soon as practicable following the Casualty Event, Buyer and Seller will obtain a detailed written estimate from an independent third party appraiser mutually acceptable to Buyer and Seller setting forth the estimated amount required to repair, replace or restore the Project to a condition reasonably comparable to its prior condition (such amount, as determined by the independent third party appraiser, the “Casualty Cost”).  If the Casualty Cost for such Casualty Event is equal to or less than two percent (2%) of the Purchase Price, this Agreement shall remain in full force and effect, no failure of a condition to Closing shall be deemed to exist by virtue of such event(s), and the Purchase Price shall remain unchanged provided that any insurance proceeds received by Seller or any Affiliate thereof including the Project Company shall be paid to Buyer at the Closing for Buyer.  If the Casualty Costs are in excess of twenty percent (20%) of the Purchase Price, then each of Buyer and Seller may, within thirty (30) days following the calculation of the Casualty Cost elect, at its option and by written notice to the other Party, to terminate this Agreement.  If the Casualty Costs are in excess of two percent (2%) but equal to or less than twenty percent (20%), or if the Casualty Costs are in excess of twenty percent (20%) but neither Party elects to terminate this Agreement, the Parties shall proceed with the transactions contemplated by this Agreement (and Seller shall not be deemed to be in breach of this Agreement as a result of such Casualty Event) and the Purchase Price will be reduced by the full amount of the Casualty Cost.  Notwithstanding the foregoing, if any Casualty Event results in the termination of the SEPA or the Ground Lease, or a right of any third party to terminate any such agreement (that is not waived by such third party), then, notwithstanding the amount of the Casualty Cost, Buyer shall have the right to terminate this Agreement by provision of written notice to Seller.

Section 6.7Services Agreement Termination and Release.  Simultaneously or immediately prior to Closing, Seller (and applicable Affiliates) and FCE shall enter into an agreement pursuant to which such parties agree that, pursuant to the Services Agreement: (a) neither Seller (nor any of its Affiliates) has any further obligations, monetary or otherwise, to FCE including for the payment of any Service Fee (as defined therein) or other fees; and (b) FCE has no further obligation to make any payments to Seller (or any of its Affiliates) attributable to any Performance Guarantees (as defined therein) or otherwise and no claims will be made pursuant to the Energy Production Insurance policy (as referred to therein).  The Parties agree that if the Closing does not occur prior to January 1, 2019, any payments due by Seller (or any of its Affiliates) to FCE and any Performance Guarantee due by FCE to Seller (or any of its Affiliates) under the Services Agreement will not be due until January 30, 2019, and if Closing occurs prior to January 30, 2019, all such payments shall be waived.

Section 6.8Mutual Release.  Immediately after Closing, each of Seller and the Project Company shall execute and deliver their respective counterpart signature pages to the Mutual Release.

Section 6.9Transaction Financing.  Buyer shall use commercially reasonable efforts to arrange the Transaction Financing on terms that are consistent with financings for the acquisition of entities such as the Project Company and as a nonrecourse project financing.  Buyer shall promptly inform Seller of the status of its efforts to obtain the Transaction Financing and shall promptly respond to Seller’s reasonable requests for information on the status of such efforts as well as the targeted financing parties.  Buyer acknowledges that time is of the essence with respect to its efforts to obtain Transaction Financing.

Section 6.10 IP Escrow. To the extent requested by Buyer, Seller (or its Affiliates) shall execute any instruction letters to the IP Escrow Agent that are necessary in order for Buyer to terminate the IP Escrow Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1Indemnification by Seller.

(a)Seller agrees to indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses and Expenses of such Buyer Group Member arising out of or resulting from:

(i)any breach of any representation or warranty of Seller contained in this Agreement;

(ii)any breach by Seller of, or failure by Seller to perform, any of their covenants, agreements or obligations contained in this Agreement; and

(iii)any liability for Pre-Closing Taxes or other amounts for which Seller is required to pay pursuant to Article VIII, except to the extent that such Taxes were included in the Working Capital and reduced the Purchase Price;

provided, however, that Seller shall not be required to indemnify, defend and hold harmless under Section 7.1(a)(i) (excluding breaches of any representation or warranty in Sections 4.1, 4.2, 4.3(a) and 4.9) with respect to Losses and Expenses incurred by Buyer Group Members until the amount of Losses and Expenses suffered by Buyer Group Members in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”) (it being understand that the Basket shall be a deductible for which Seller shall bear no indemnification responsibility, and Seller shall be obligated to indemnify Buyer Group Members only to the extent such Losses and Expenses exceed the Basket); provided further, that the aggregate amount required to be paid by Seller pursuant to (x) Section 7.1(a)(i) ,excluding breaches of any representation or warranty in Sections 4.1, 4.2, 4.3 (a) and 4.9 (the “Fundamental Representations”), shall not exceed Five  Million Four Hundred Ninety Thousand Dollars ($5,490,000),  and (y) in no event shall the aggregate amount required to be paid by Seller pursuant to this Section 7.1(a) exceed the Purchase Price; provided further, that no limitation under this Section 7.1(a) shall apply with regard to any Losses or Expenses related to any fraud or knowing or willful misrepresentation.

(b)The indemnification provided for in Section 7.1(a)(ii), (i) for covenants, agreements or obligations to be performed or complied with prior to Closing shall survive for a period of fifteen (15) months following the Closing Date, and (ii) for covenants, agreements or obligations that by their terms are to be performed or complied with following the Closing shall survive for a period of three (3) months after their expiration in accordance with their terms. The indemnification provided for in Section 7.1(a)(i) shall terminate fifteen (15) months after the Effective Date (and no claims shall be made or asserted by any Buyer Group Member under Section 7.1(a)(i) thereafter); the indemnification by Seller shall continue as to:

(i)The Fundamental Representations (other than representations and warranties under Section 4.9), which shall survive indefinitely, and

(ii) The indemnity for Section 4.9 and Section 7.1(a)(iii) shall survive for ninety (90) days following the relevant statute of limitations;

(c)No Buyer Group Member may seek indemnification hereunder for any Loss or Expense that is as a result of a breach by Buyer Guarantor of any of its obligations under the Service Agreement.

(d)Seller’s obligations for any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 7.1, shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article VII, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article VII.

(e)The Buyer Group Members’ indemnification right for a breach of Seller’s obligation to supplement the Disclosure Schedules pursuant to Section 6.4 shall be limited to any recovery for the relevant breach of representation or warranty, to include the limitations of this Section 7.1 with respect to the applicable breach of representation or warranty.

(f)For the avoidance of doubt, solely for purposes of determining the amount of any Losses and Expenses related thereto, each representation, warranty, covenant and agreement made by Seller shall be considered without regard to any materiality qualification (including terms such as “material” or Material Adverse Effect) set forth therein.

(g)Seller’s reimbursement obligations with respect to any indemnifiable Loss or Expense shall be subject to the limitations of this Article VII and Section 10.11 (Limitation of Liability) and limited to (i) Losses that are actually incurred or accrued and paid or (ii) Expenses that are actually incurred or accrued and paid.

(h)Buyer and Seller agree that Seller may, without limitation, seek payment for indemnification of any Losses or Expenses pursuant to this Section 7.1 from the Buyer Guaranty, without first seeking payment from Buyer.

Section 7.2Indemnification by Buyer.

(a)Buyer agrees to indemnify, defend and hold harmless each Seller Group Member from and against any and all Losses and Expenses suffered, accrued or incurred by such Seller Group Member relating to, arising out of or resulting from:

(i)any breach of any representation or warranty of Buyer contained or referred to in this Agreement;

(ii)any breach by Buyer of, or failure by Buyer to perform, any of its covenants, agreements or obligations contained in this Agreement; and

(iii)any liability for post-Closing Taxes or other amounts for which Buyer is required to pay pursuant to Article VIII;

provided, however, that the aggregate amount required to be paid by Buyer pursuant (x) to Section 7.2(a)(i) (excluding breaches of any representation or warranty in Sections 5.1 and 5.2(a)) shall not exceed Five Million Four Hundred Ninety Thousand Dollars ($5,490,000), and (y) in no event shall the aggregate amount required to be paid by Buyer pursuant to Section 7.2(a) exceed the Purchase Price; provided further, that no limitation under this Section 7.2(a) shall apply with regard to any Losses or Expenses related to any fraud or knowing or willful misrepresentation or to Buyer’s obligation to pay the Purchase Price as required herein.

(b)The indemnification provided for in Section 7.2(a)(ii), (i) for covenants, agreements or obligations to be performed or complied with prior to Closing shall survive for a period of fifteen (15) months following the Closing Date, and (ii) for covenants, agreements or obligations that by their terms are to be performed or complied with following the Closing shall survive for a period of three (3) months after their expiration in accordance with their terms.  The indemnification provided for in Section 7.2(a)(i) shall terminate fifteen (15) months after the Effective Date (and no claims shall be made by any Seller Group Member under Section 7.2(a)(i) thereafter), except that the indemnification by Buyer shall continue as to the representations and warranties set forth in Sections 5.1, and 5.2(a), which shall survive indefinitely.

(c)The right of any Seller Group Member to indemnification, reimbursement or other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation contained in this Agreement.

(d)Buyer’s obligations for any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 7.2, shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article VII, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article VII.

(e)Buyer’s reimbursement obligations with respect to any indemnifiable Loss or Expense shall be subject to the limitations of this Article VII and Section 10.11 (Limitation of Liability) and limited to (i) Losses that are actually incurred or accrued and paid or (ii) Expenses that are actually incurred or accrued and paid.

Section 7.3Notice of Claims.  Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. Notwithstanding the foregoing, the Indemnified Party shall be entitled to indemnification under this Article VII with respect to any Claim for which a Claim Notice is provided prior to the end of the applicable survival period for such Claim.  A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given as provided in Section 7.4.

Section 7.4Third Person Claims.

(a)If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article VII is asserted against such Indemnified Party by a Person other than a Party hereto or indemnified hereby (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Third Party Claim Notice”) and the details thereof including an estimate of the claimed Losses (if then estimable) and copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of ten (10) Business Days following the receipt of notice of the Third Party Claim by the Indemnified Party; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnifying Party.  The Indemnifying Party shall have fifteen (15) days after its receipt of the Third Party Claim Notice (the “Third Party Claim Response Period”), within which to give notice to the Indemnified Party, in writing, either denying its obligations to, or agreeing to fully, indemnify and defend under this Article VII.

(b)Subject to Section 7.4(c), if the Indemnifying Party notifies the Indemnified Party that it agrees to fully indemnify and defend the Indemnified Party against the Third Party Claim within the Third Party Claim Response Period then the Indemnifying Party may assume the conduct and control through counsel reasonably acceptable to the Indemnified Party of the defense of such Third Party Claim and shall at its expense defend such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, and shall pay all Losses and Expenses of the Indemnified Party incurred or accrued and paid and resulting or arising from such Third Party Claim; provided, that, unless consented to by the Indemnified Party (which consent shall not be unreasonably withheld), the Indemnifying Party shall not enter into any settlement that (i) does not fully, finally and unconditionally release the Indemnified Party from all liability with respect to such Third Party Claims, or (ii) requires a non‑monetary commitment by the Indemnified Party, including but not limited to compliance with an injunction or other equitable relief. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnifying Party shall be responsible for posting any bonds or other security required in connection with such Third Party Claim. The Indemnified Party will reasonably cooperate in such defense, including making available to the Indemnifying Party all records and documents within the Indemnified Party’s control or that it can reasonably obtain relating to the Third Party Claim, and all costs or expenses incurred or accrued and paid by the Indemnified Party at the request of the Indemnifying Party shall be paid by the Indemnifying Party promptly as statements are received. An Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 7.4(b) or take any other actions it reasonably believes to be necessary or appropriate to protect its interests.

(c)If (i) the Indemnifying Party fails to assume the defense of a Third Party Claim in accordance with Section 7.4(b) within the Third Party Claim Response Period, (ii) an Indemnified Party determines in good faith that an adverse determination with respect to the proceeding giving rise to such claim for indemnification would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects, (iii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, (v) under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, or (vi) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim, then, in each case, upon notice to the Indemnifying Party, the Indemnified Party may, in its sole discretion, retain counsel satisfactory to it to assume such defense on behalf of and for the sole account and risk of the Indemnifying Party, and in the case of clauses (i) through (vi) the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, and the Indemnifying Party and the Indemnified Party

shall cooperate in the defense of any such matter. In the event that the Indemnified Party assumes the conduct and control of the defense of a Third Party Claim, then the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

(d)If the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligation to indemnify and defend the Indemnified Party with respect to a Third Party Claim, the Losses and Expenses of the Indemnified Party incurred or accrued and paid and resulting from or arising out of such Third Party Claim in the amount finally determined will be conclusively deemed a liability of the Indemnifying Party under this Article VII, and the Indemnifying Party shall pay the full amount of such Losses and Expenses to the Indemnified Party on demand.

Section 7.5Exclusive Remedies.  The remedies provided in this Article VII shall constitute the sole and exclusive remedies available to any party hereto with respect to any monetary claim arising under this Agreement, other than claims based on fraud, intentional misrepresentation or willful misconduct (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, however, that, the foregoing shall not limit the availability to any party hereof of injunctive and other equitable relief with respect to any breach of this Agreement, including specific performance.

Section 7.6Mitigation.  Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

Section 7.7Tax Treatment.  Buyer and Seller agree that any indemnification payment made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Law.

ARTICLE VIII

tax matters

Section 8.1Tax Treatment. It is the intent of the Parties that the purchase of the Membership Interests by Buyer from Seller be treated as a taxable purchase of the assets of the Project Company for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”) and that no Party shall take any action inconsistent with such intent unless required by applicable Law. The Parties shall prepare all applicable income Tax Returns and shall take all income Tax positions in a manner consistent with the Intended Tax Treatment.

Section 8.2Purchase Price Allocation.

(a)The Purchase Price paid by Buyer under this Agreement plus any liabilities of the Project Company transferred at the Closing (together with any other amounts treated as consideration for the Membership Interests for U.S. federal income tax purposes) (collectively, the “Tax Purchase Price”) shall be allocated among the assets of the Project Company on an allocation schedule in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). Buyer shall prepare and deliver to Seller within ninety (90) calendar days following the Closing Date a draft Allocation Schedule for Seller’s review and consent. Seller shall be deemed to have accepted such draft Allocation Schedule unless Seller notifies Buyer in writing of Seller’s proposed allocation within thirty (30) days after receipt of Buyer’s draft Allocation Schedule. If Seller notifies Buyer in writing within thirty (30) calendar days after Seller’s receipt of Buyer’s draft Allocation Schedule that Seller objects to one or more items reflected in the draft Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute within thirty (30) calendar days following delivery of Seller’s objection, neither Buyer nor Seller will be bound by the Allocation Schedule as prepared by the Buyer, and each Party may independently determine its own allocation of the Tax Purchase Price and file its Tax Returns (and Tax Returns of its Affiliates) using alternative allocations of its choosing.

(b)If the Parties ultimately agree on the Allocation Schedule, Buyer and Seller agree to (i) file the Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060) and all Tax Returns and determine all Taxes in accordance with and based on the Allocation Schedule; and (ii) not to take any position for Tax purposes that is inconsistent with such Allocation Schedule unless such position would be inconsistent with a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law. If the allocation of the Tax Purchase Price as so determined hereunder is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto concerning the existence of, material developments regarding, and resolution of such dispute.

For the avoidance of doubt, any reference to the Allocation Schedule in this Section 8.2 shall include any updated allocation to take into account any adjustments to the Purchase Price under this Agreement. Notwithstanding anything herein to the contrary, the requirements of this Section 8.2 shall not bind Seller (or any of its Affiliates) in determining the allocation of the Purchase Price for purposes of GAAP in preparing its financial statements.

Section 8.3Tax Returns.

(a)Pre-Closing Tax Periods. With respect to any Tax Return of the Project Company (“Project Company Tax Return”) covering a Pre-Closing Tax Period that is required to be filed after the Closing Date (i) Seller shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by applicable Law) and shall deliver such Tax Return to Buyer for its review and comment at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return, (ii) the Parties shall then cooperate and consult with each other to finalize such Tax Return, and (iii) Seller shall cause such Tax Return to be duly and timely filed with the appropriate Governmental Authority and shall timely pay all Taxes shown as due and payable on such Tax Return. In any case where Buyer or an entity owned by it is required to execute a Tax Return for a Pre-Closing Tax Period, Buyer shall, or shall cause such owned entity to, so execute the finalized Tax Return in a timely manner or, if permissible, execute a power of attorney authorizing Seller to execute the Tax Return.

(b)Straddle Tax Periods. With respect to any Project Company Tax Return covering a Straddle Tax Period that is required to be filed after the Closing Date (i) Buyer shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods, except as required by applicable Law) and shall deliver a draft of such Tax Return to the Seller for its review and approval at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return, (ii) the Parties shall then cooperate and consult with each other in order to finalize such Tax Return, (iii) Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Governmental Authority and shall timely pay all Taxes shown as due and payable on such Tax Return, and (d) Seller shall timely reimburse Buyer for any Pre-Closing Taxes with respect to each such Tax Return.

Section 8.4Tax Proceedings. With respect to any Tax of the Project Company relating to a Project Company Tax Return, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Tax Period) or participate in (in the case of a Straddle Tax Period) the prosecution, settlement or compromise of any proceeding involving such Tax, and Buyer shall (and shall cause the Project Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence. With respect to any Tax of the Project Company relating to a Project Company Tax Return for a Straddle Tax Period, Buyer shall have the right to control the prosecution, settlement or compromise of such proceeding. Each of Buyer and Seller shall (or shall cause the Project Company to) give written notice to the other of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which the other is responsible within ten (10) calendar days after its receipt of such notice; failure to give any such written notice within such ten (10) calendar day period shall limit the other Party’s indemnification obligation pursuant to this Agreement to the extent it is actually materially prejudiced by such failure. For the avoidance of doubt, Buyer shall not have any right to participate in or control any Tax proceeding that relates to any Tax of Seller or any of Seller’s Affiliates.

Section 8.5Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Article VIII and any Tax proceeding. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party further agrees (i) to retain all books and records with respect to Tax matters pertinent to the Project Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give to the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, each such Party shall allow the requesting Party to take possession of such books and records. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would be imposed with respect to the transactions contemplated under this Agreement.

Section 8.6Transfer Taxes. All transfer, real property transfer, recording or other similar Taxes and fees (“Transfer Taxes”) if any, arising out or in connection with the sale of the Membership Interests will be borne by Seller. Buyer and Seller shall each use commercially reasonably efforts to minimize Transfer Taxes. Buyer shall file, to the extent required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

ARTICLE IX

Termination

Section 9.1Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a)by the mutual written consent of the Parties;

(b)by Seller on the one hand, or Buyer on the other, if there has been a breach on the part of the other Party of any representation, warranty, covenant or agreement contained herein such that the conditions set forth in Sections 3.4(b)(i) of 3.4(c)(ii) would not be satisfied;

(c)by Seller or Buyer, if a Governmental Authority shall have issued a final and non-appealable order, injunction, judgment, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or if there shall be any applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(d)by Seller or Buyer, if the Closing has not occurred by January 26, 2019; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose failure to satisfy the conditions (including the delivery of the documents, approvals and representations required of it) necessary to close under this Agreement is the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e)by Seller if, on or before December 10, 2018, if either (Y) Buyer’s Condition Precedent set forth in Section 3.4(b)(viii) has not been satisfied or (Z) Buyer has not waived such Condition Precedent.

Section 9.2Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Party.

Section 9.3Effect of Termination.  If this Agreement shall be terminated pursuant to Section 9.1, in addition to any other rights it may have under this Agreement or otherwise, all further obligations of the Parties under this Agreement (other than the provisions which by their terms are intended to survive the expiration or termination of this Agreement, including Article I the indemnity in Section 6.3 and the last sentence thereof,  Articles VII and X, and this Section 9.3) shall be terminated without further liability of any Party to the other Party and the exercise of such right of termination will not be an election of remedies; provided, however, that nothing herein shall relieve any Party from liability for its breach of the terms or provisions of this Agreement, or for fraud, intentional misrepresentation or willful misconduct, in which case the non-breaching Party’s right to pursue all remedies available at law or in equity will survive such termination unimpaired.

ARTICLE X

GENERAL PROVISIONS

Section 10.1Confidential Nature of Information.  Each party hereto agrees that it will treat in confidence all documents, materials and other information that is proprietary and/or non-public related to the past, present or future business activities of the other party which it obtains (it being understood that all confidential information relating to the Project Company or the Project shall be Buyer’s confidential information from and after the Closing), and such documents, materials and information shall not be communicated to any third Person (other than each party’s counsel, accountants, financial advisors or lenders).  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, such party or its representatives, (ii) was available to such party on a nonconfidential basis prior to its disclosure to such party by the other party or any of its respective representatives or becomes available to such party on a nonconfidential basis, in each case from a source other than the other party, or any of its respective representatives, which source was not itself known to such party to be bound by a confidentiality agreement with the other party or its representatives, (iii) based upon the opinion of such party’s outside counsel, is required to be disclosed in order that such party not commit a violation of Law; or (iv) is necessary to be disclosed to taxing authorities.

Section 10.2Further Assurances.  Upon the reasonable request of the other party, the applicable party shall execute and deliver such further documents, instruments or conveyances and take, or cause to be taken, all appropriate action of any kind (subject to applicable Law) as may be reasonably necessary or advisable to carry out any of the provisions hereof and to otherwise consummate and effectuate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting party.

Section 10.3Public Announcements.  Seller shall not, without the prior written consent of Buyer, and Buyer shall not, without the prior written consent of Seller, release, authorize or issue any press release or other public announcement or communication to any non-Affiliated third party with respect to this Agreement or the transactions contemplated by this Agreement, except (i) as may be required by applicable Law, including by order of a court of competent jurisdiction, or by any rules or regulations of, or listing agreement with, any securities or stock exchange or (ii) to the extent such press release or other public announcement or communication is substantially consistent with the information included in any press release or other public announcement or communication previously consented by the respective Party pursuant to this Section 10.3.  Notwithstanding the foregoing, from and after Closing, each Party and its Affiliates shall be permitted, without the consent of the other Party, to make internal announcements and communications regarding this Agreement and the transactions contemplated hereunder to its respective directors, managers, officers, employees and current investors without the consent of the other Party.

Section 10.4Notices.  All notices, requests, claims, demands, waivers, instructions, documents and other communications to be given pursuant to this Agreement shall be in writing, signed by the person giving such notice or demand and shall be delivered personally, emailed, or sent by nationally‑recognized overnight courier to a party at the address set forth below for such party or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of email, on the date sent (or on the first Business Day following the date sent if the date sent is not a Business Day) if confirmation of successful transmission is received, and (iii) in the case of a nationally‑recognized overnight courier, on the first Business Day after the date when sent for overnight delivery:

If to Seller, to:

Dominion Generation, Inc.

120 Tredegar Street

Richmond, VA 23219

Attn: Keith Windle

Vice President – Business Development & Merchant Operations

Email: keith.windle@dominionenergy.com

with a copy to:

Dominion Energy Services, Inc.

120 Tredegar Street

Richmond, VA 23219

Attn: Richard C. Wetzel, III

Assistant General Counsel – Mergers and Acquisitions

Email: richard.c.wetzel@dominionenergy.com

If to Buyer, to:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06813-1305

Attn: Michael Bishop

Email: mbishop@fce.com

with a copy  to:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06813-1305

Attn: Jennifer Arasimowicz

Email: jarasimowicz@fce.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 10.5Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of the other party to this Agreement, except that the rights of Seller hereunder may be assigned, without the consent of Buyer, to any Affiliate of Seller.

Section 10.6Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 10.7Interpretation.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or the item so included, are material.

Section 10.8Experience of the Parties.  Each of the parties hereto acknowledges that it, either alone or together with any Persons, including legal counsel, such party has retained to advise it with respect to the transactions contemplated by this Agreement, has knowledge and experience in transactions of this type and in the business related to the Project, and is therefore capable of evaluating the risks and merits of the transactions contemplated by this Agreement.

Section 10.9Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of Seller or by an authorized representative of Buyer, as the case may be.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.10Expenses.  Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 10.11Limitation of Liability.  UNDER NO CIRCUMSTANCES SHALL ANY PARTY HERETO NOR ANY OF ITS AFFILIATES HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES OR COSTS ARISING IN CONNECTION WITH THIS AGREEMENT (OTHER THAN INDEMNITY OBLIGATIONS ARISING FROM A THIRD PARTY CLAIM), INCLUDING BUT NOT LIMITED TO: LOSS OF FUTURE REVENUE, PROFITS, SERVICES, OR EQUIPMENT; INTERRUPTION OF BUSINESS; COST OF SUBSTITUTE GOODS OR SERVICES; UNAVAILABILITY OR INACCURACY OF ANY DATA; PROVIDED, HOWEVER, THAT FOR THE AVOIDANCE OF DOUBT, ANY DAMAGES, LOST REVENUES OR OTHER LOSSES ARISING AS A RESULT OF A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES IN SECTION 4.12 WITH RESPECT TO THE SEPA, SHALL BE CONSIDERED DIRECT DAMAGES FOR PURPOSES OF THIS AGREEMENT INCLUDING THIS SECTION 10.11.

Section 10.12Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 10.13Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the Laws of another jurisdiction.

Section 10.15Jurisdiction and Venue.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of New York in the Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement.  Each party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in

Section 10.4.  Nothing in this Section 10.15, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.  Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.16Waiver Of Jury Trial.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

DOMINION GENERATION, INC.

By:	/s/ Keith Windle
Name:	Keith Windle
Title:	Vice President – Business Development & Merchant Operations

BUYER:
FUELCELL ENERGY FINANCE, LLC

By:	/s/ Michael S. Bishop
Name:	Michael S. Bishop
Title:	Sr. Vice President, Chief Financial
Officer, FuelCell Energy, Inc. Sole Member

Exhibit A

Form of Assignment and Assumption Agreement

ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (“Assignment”), dated as of _________, 2018, (the “Execution Date”) is made by DOMINION GENERATION, INC, a Virginia Corporation (“Assignor”) to FUELCELL ENERGY FINANCE, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.Assignor is the sole member of Dominion Bridgeport Fuel Cell, LLC, a Virginia limited liability company (the “Company”) and owns, beneficially and of record, all of the issued and outstanding membership and other equity interests of any kind of the Company (the “Membership Interests”).

B.Pursuant to and in accordance with the provisions of that certain Membership Interest Purchase Agreement, dated as of October 31, 2018 (the “Purchase Agreement”), by and between Assignor and Assignee, Assignor has agreed to sell, assign, convey, deliver and transfer to Assignee, and Assignee has agreed to purchase, acquire and accept from Assignor, all of the right, title and interest of Assignor in and to the Membership Interests, so that upon delivery of this Assignment, Assignee shall own, directly, all of the Membership Interests free and clear of all Encumbrances.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Assignment, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions.  All capitalized terms not otherwise defined herein have the respective meanings given to them in the Purchase Agreement.

2.Assignment.

(a)As of the Execution Date, Assignor hereby sells, assigns, conveys, delivers and transfers to Assignee all of Assignor’s right, title and interest in and to the Membership Interests free and clear of all Encumbrances.

(b)Simultaneously with the execution and delivery of this Assignment by Assignor, Assignee shall be deemed admitted as the sole and substitute member of the Company.

3.Acceptance by Assignee.  Assignee hereby accepts the Membership Interests as of the Execution Date and shall be deemed to have purchased, acquired and accepted the Membership Interests as of the Execution Date.

4.Consent to Transfer.  Assignor hereby consents to (i) the sale, assignment, conveyance, delivery and transfer of the Membership Interests to Assignee under this Assignment and (ii) the admission of Assignee as the sole member of the Company.

5.Representations and Warranties of Assignor.  Assignor hereby represents and warrants to Assignee, with the understanding that such representation and warranty shall survive indefinitely after the Execution Date, that this Assignment has been duly executed and delivered by Assignor and is a valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity, whether considered in a proceeding in equity or at law.

6.Representations and Warranties of Assignee.  Assignee hereby represents and warrants to Assignor, with the understanding that such representation and warranty shall survive indefinitely after the Execution Date, that this Assignment has been duly executed and delivered by Assignee and is a valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity, whether considered in a proceeding in equity or at law.

7.Further Assurances.  On and after the Execution Date, Assignor shall take any and all further actions, including but not limited to the execution of additional instruments or documents, that may be reasonably requested in writing by Assignee to effectuate or evidence the sale, assignment, conveyance, delivery and transfer of the Membership Interests or the other actions expressly contemplated by this Assignment.

8.Conflict with Operating Agreement.  To the extent any provision of this Assignment is inconsistent with the Limited Liability Company Agreement of the Company, the provisions of this Assignment shall control.

9.Miscellaneous.  This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, successors, executors and assigns.  This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict or choice of law provision other than Sections 5-1401 and 5-1402 of the New York General Obligations Laws.  This Assignment may be executed in counterparts, by facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit B

Buyer Guarantee

GUARANTY

THIS GUARANTY (this “Guaranty”) is given this 31st of October 2018 by Fuel Cell Energy, Inc., a Delaware corporation (“Guarantor”), for the benefit of DOMINION GENERATION, INC., a Virginia corporation (“Beneficiary”).

WITNESSETH

WHEREAS, FuelCell Energy Finance, LLC, a Delaware limited liability company (“Buyer”), and Beneficiary, have entered into a Membership Interest Purchase Agreement dated October 31, 2018 (as amended, modified and supplemented from time to time, the “Purchase Agreement”), which provides for the purchase and sale of the Membership Interests.

WHEREAS, as a condition to Beneficiary entering into the Purchase Agreement, Guarantor must guaranty the payment and performance obligations of Buyer under the Purchase Agreement in accordance with the terms set forth herein;

WHEREAS, Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Purchase Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

1.Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Beneficiary on behalf of Buyer, (i) that if for any reason Buyer fails to make any payments or perform any obligations due under the Purchase Agreement, Guarantor will, within five (5) Business Days of written notice of such failure to pay or perform from Beneficiary, pay (or cause to be paid) such amount or obligation or perform (or cause to be performed) such obligation in accordance with the terms of the Purchase Agreement and (ii) payment or reimbursement for all costs, charges and expenses (including reasonable attorneys’ fees and expenses) incurred in enforcing Beneficiary’s rights under this Guaranty ((i) and (ii) collectively are the “Guaranteed Obligations”).  Any amounts paid by Guarantor shall be made in freely transferable United States currency, without setoff or counterclaim.

2.This Guaranty is one of payment and performance and not of collection and shall apply regardless of whether recovery under the Purchase Agreement may be or become uncollectible or discharged in any bankruptcy, insolvency or other proceeding, or otherwise unenforceable.

3.Guarantor hereby waives notice of acceptance of this Guaranty, notice of transactions entered into between Beneficiary, on the one hand, and Buyer, on the other hand, and any action taken with regard thereto; waives presentment, demand for payment, protest, notice of dishonor or non-payment or non-performance under the Purchase Agreement, suit, or the taking of and failing to take other action by Beneficiary against Buyer, Guarantor or others; and waives any and all suretyship defenses, without limitation.  Guarantor further waives any and all defenses arising out of bankruptcy, insolvency, dissolution or liquidation of Buyer, and the lack of validity or enforceability of the Purchase Agreement or any other documents executed in connection with the Purchase Agreement.  Guarantor further waives (i) any and all defenses relating to any restructuring, merger, termination or other change of the structure or existence of Buyer, Guarantor, or their Affiliates, or (ii) any other circumstance, act or omission that may constitute a legal or equitable defense available to Guarantor or that could result in a discharge of Guarantor’s obligations arising solely under this Guaranty (other than the payment, performance, satisfaction or discharge in full of all the Guaranteed Obligations in accordance with the terms of this Guaranty), provided, however, that notwithstanding anything in this Guaranty to the contrary, Guarantor shall have the benefit of and the right to assert any defenses (including, but not, limited to, nonsatisfaction of the condition in Section 3.4(b)(viii) of the Purchase Agreement, if such condition has not been satisfied or otherwise waived) against the claims of Beneficiary which are available to Buyer and which would also have been available to Guarantor if Guarantor had been in the same contractual position as Buyer under the Purchase Agreement other than (i) defenses arising out of bankruptcy, insolvency, dissolution or liquidation of Buyer, (ii) defenses expressly waived in this Guaranty and (iii) defenses previously asserted by Buyer against such claims to the extent such defenses have been finally resolved in Beneficiary’s favor. All rights, powers and remedies of Beneficiary hereunder are in addition to and not in lieu of all other rights, powers and remedies given to Beneficiary, whether at law, in equity or otherwise.

4.Beneficiary may at any time, whether before or after termination of this Guaranty, and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder (i) take or fail to take any action of any kind in respect of any security for the Purchase Agreement; or (ii) exercise or refrain from exercising any rights against Buyer or others in respect of the Purchase Agreement including, pursuing any remedies against Buyer or others.  Guarantor will continue to be subject to this Guaranty notwithstanding any change in the terms of the Purchase Agreement, including, but not limited to, amendments, modifications, or changes to the Guaranteed Obligations in accordance with the terms and conditions of the Purchase Agreement.

5.This Guaranty is a continuing guaranty and shall (i) remain in full force and effect to the extent the Guaranteed Obligations have not been satisfied in full, (ii) remain in full force and effect without regard to any permitted assignment or transfer by Buyer pursuant to the Purchase Agreement, (iii) remain in full force and effect without regard to any change in ownership or control of Guarantor or Buyer, (iv) consistent with terms hereof, apply to all Guaranteed Obligations whenever arising, (v) be binding upon Guarantor, its successors and permitted assigns, and (vi) inure to the benefit of, and be enforceable by, Beneficiary and its successors and assigns.  It is understood and agreed, however, that notwithstanding any termination of this Guaranty, this Guaranty shall continue in full force and effect with respect to all obligations under the Purchase Agreement arising prior to the effective date of such termination if a claim has been made by Beneficiary prior to the termination of this Guaranty, but Guarantor shall not be liable for any Guaranteed Obligations which have been fully satisfied or discharged by Buyer.  Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any obligation under the Purchase Agreement is rescinded or must otherwise be restored or returned due to bankruptcy or insolvency laws. Notwithstanding anything to the contrary in this Section 5 or otherwise in this Guaranty, this Guaranty and all of Guarantor’s obligations hereunder shall terminate on the date that is eighteen (18) months after Closing (as defined in the Purchase Agreement) and, thereafter, shall only apply to any claim under this Guaranty that has been asserted by Beneficiary prior to such date and for which Beneficiary has also commenced an action with regard to such claim prior to such date.

6.Upon payment of any sum or performance by Guarantor hereunder in respect of any Guaranteed Obligation, all rights of Guarantor against Buyer arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Guaranteed Obligations in accordance with their terms.  Guarantor shall not seek to exercise any right of subrogation, reimbursement or indemnity arising from payments made by Guarantor pursuant hereto until the full and complete payment or performance and discharge of the Guaranteed Obligations in accordance with the terms of this Guaranty.  If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations.

7.Neither Guarantor nor Beneficiary may assign their rights nor delegate their obligations under this Guaranty, in whole or in part, without written consent of the other party, and any purported assignment, transfer or delegation absent such consent is void, except for an assignment to a domestic partnership, corporation, trust or other organization, in whatever form, that succeeds to all, or substantially all of Guarantor’s assets and business and that assumes Guarantor’s obligations under this Guaranty by contract or otherwise.

8.The failure of Beneficiary to enforce any of the provisions of this Guaranty at any time or for any period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce the same.  All remedies of Beneficiary under this Guaranty shall be cumulative.  The terms and provisions hereof may not be waived, altered, modified, or amended except in a writing executed by a duly authorized officer or signatory of Guarantor and Beneficiary.

9.This Guaranty is the entire and only agreement between Guarantor and Beneficiary with respect to the guarantee of Guaranteed Obligations by Guarantor.  All representations, warranties, agreements, or undertakings of Guarantor heretofore or contemporaneously made, which are not set forth herein, are superseded hereby.

10.All notices and communications to Guarantor under this Guaranty, until Beneficiary is notified to the contrary by Guarantor in writing, shall be personally delivered, or sent by email, or overnight delivery, postage prepaid, addressed to Guarantor, as follows:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06813-1305

Attn: Michael Bishop

MBishop@fce.com

With a copy to:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06813-1305

Attn: Jennifer Arasimowicz

jarasimowicz@fce.com

11.All notices and communications to Beneficiary under this Guaranty, until Guarantor is notified to the contrary in writing by Beneficiary, shall be personally delivered, sent by email, or overnight delivery, postage prepaid, addressed to Beneficiary, as follows:

Dominion Generation, Inc.

120 Tredegar Street

Richmond, VA 23219

Attn: Keith Windle

Vice President, Business Development and Merchant Operations

Email: keith.windle@dominionenergy.com

with a copy to:

Dominion Energy Services, Inc.

120 Tredegar Street

Richmond, VA 23219

Attn: Richard C. Wetzel, III

Assistant General Counsel – Mergers and Acquisitions

Email: richard.c.wetzel@dominionenergy.com

12.Guarantor hereby represents and warrants to Beneficiary that the execution, delivery and performance hereof by it are within its corporate powers and have been duly authorized by all necessary corporate action and that this Guaranty constitutes its legal, valid and binding obligation; and there are no consents or approvals of any Person which have not already been obtained or the satisfaction or waiver of any conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.  This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Guarantor hereby further represents and warrants to Beneficiary that there are no bankruptcy proceedings pending or being contemplated by Guarantor or, to its knowledge, threatened against it and there are no legal proceedings that would be reasonably likely to materially adversely affect Guarantor’s ability to perform its obligations arising under this Guaranty.

13.Subject to Section 7 hereof, this Guaranty and the obligations of Guarantor hereunder shall (i) apply to support the obligations of any transferee or successor of Buyer to which the Purchase

Agreement is assigned or into which Buyer is consolidated, amalgamated, merged or had all or substantially all of its assets transferred, and (ii) remain in effect with regard to any transferee or successor of Beneficiary to which the Purchase Agreement is assigned or into which Beneficiary is consolidated, amalgamated, merged or had all or substantially all of its assets transferred.

14.It shall be a breach of this Guaranty by Guarantor if at any time during the term of this Guaranty (i) Guarantor makes a general assignment or any general arrangements of the benefit of creditors, (ii) Guarantor files a petition or otherwise commences or authorizes the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (iii) Guarantor has such a petition filed against it and is not discharged within ninety (90) days, (iv) Guarantor is adjudged bankrupt or insolvent, (v) Guarantor has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (vi) Guarantor is generally unable to pay its debts as they fall due and such failure continues unremedied for sixty (60) days.

15.This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law principles thereof except for sections 5-1401 and 5-1402 of the New York General Obligations Laws.

16.All payments made pursuant to this Guaranty shall be made without any deduction or withholding for or on account of any tax imposed upon Beneficiary unless such deduction or withholding is required by the Purchase Agreement or any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If Guarantor is so required to deduct or withhold any imposed taxes, then Guarantor will (i) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount of tax required to be deducted or withheld from any additional amount paid or to be paid by Guarantor to Beneficiary) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such an amount has been assessed against Beneficiary, and in any event before penalties attach thereto or interest accrues thereon, (ii) promptly forward to Beneficiary an official receipt (or certified copy), or other documentation reasonably acceptable to Beneficiary, evidencing such payment to such authorities and, (iii) in addition to the payment which Beneficiary is otherwise entitled under this Guaranty, if such withholding is on account of any tax imposed upon Guarantor, pay to Beneficiary such additional amount as is necessary to ensure that the net amount actually received by Beneficiary (free and clear of taxes assessed against Guarantor) will equal the full amount Beneficiary would have received had no such deduction or withholding been required.

17.Except as provided in the Purchase Agreement, none of the parties hereto, nor any of their respective Affiliates, nor their respective Representatives shall be liable to any other party hereto in any action for special, punitive, indirect or consequential damages arising out of, resulting from or in connection with the performance or non-performance of this Guaranty, including (but not limited to) loss of profit or business interruptions, howsoever caused and whether or not foreseeable as of the effective date of this Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the parties hereto as of and on the date first written above.

Fuel Cell Energy, Inc.

By:
Name:
Title:

Signature Page to Guaranty

DOMINION GENERATION, INC.

By:
Name:	Keith Windle
Title:	Vice President, Business Development

Signature Page to Guaranty

Exhibit C

Form of Mutual Release

RELEASE

This RELEASE (this “Release”) is being entered into as of [__________], by and between Dominion Generation, Inc., a Virginia corporation (“Seller”) and Dominion Bridgeport Fuel Cell, LLC, a Virginia limited liability company (“Company”, and, together with Seller, each a “Party” and collectively, the “Parties”) in connection with the Membership Interest Purchase Agreement, dated as of October 31, 2018 (the “Agreement”), by and between Seller and FuelCell Energy Finance, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used but not defined in this Release have the meanings given to them in the Agreement.

As a condition for the consummation of the transactions contemplated by the Agreement, and as an inducement for Buyer to perform its obligations under the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

1.Seller Release.  Except for claims arising or otherwise allowed under the Agreement or the Services Agreement, whether prior to, on or after the Closing, Seller, on its behalf, and on behalf of its successors, assigns, agents, members, managers and Affiliates (collectively, the “Seller Representatives”) does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge the Company and its Affiliates, and their respective officers, members, managers and other representatives, from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, Claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, Losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that Seller or any of Seller’s Representatives ever had or now have, or may hereafter have, against the Company and its Affiliates, that arise out of or in any way relate, directly or indirectly, to Seller’s or any of Seller’s Representatives’ ownership of membership interests of the Company or the ownership, operation, business, affairs, management or financial condition of the Company or its assets prior to the Closing (collectively, a “Seller Claim”).

2.Company Release.  Except for claims arising under the Agreement or the Services Agreement, whether prior to, on or after the Closing, Company, on its behalf, and on behalf of the its successors, assigns, agents, members, managers and Affiliates (collectively, the “Company Representatives”) does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge the Seller and its Affiliates, and their respective officers, directors and other representatives from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, Claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, Losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or

108443785_5

unknown, matured or unmatured, absolute or contingent, determined or determinable, that Company or any of Company’s Representatives ever had or now have, or may hereafter have, against the Seller and its Affiliates that arise out of or in any way relate, directly or indirectly, to Seller’s or any of Seller’s Representatives’ ownership of membership interests of the Company or the ownership, operation, business, affairs, management or financial condition of the Company or its assets prior to the Closing (collectively, a “Company Claim”).

3.Covenant Not To Sue.  Seller, for itself and for any of its Seller Representatives, irrevocably covenants that neither the Seller nor any of the Seller Representatives will, directly or indirectly, sue, commence any proceeding against, or make any demand upon the Company or its Affiliates in respect of any Seller Claim.

4.Covenant Not To Sue.  Company, for itself and for any of its Company Representatives, irrevocably covenants that neither the Company nor any of the Company Representatives will, directly or indirectly, sue, commence any proceeding against, or make any demand upon the Seller or its Affiliates in respect of any Company Claim.

5.Complete Defense; Prevailing Party.  This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction (without the requirement to post bond) against any action at law or equity instituted or maintained against any of them in violation hereof.  The Parties agree that the prevailing party in any proceeding to construe or enforce the terms this Release, or the breach thereof, shall be entitled to recover from the other Party the value of its attorneys’ fees and costs.

6.Complete Release.    Each Party hereby warrants, represents, and agrees:

(a)	that it has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person any Seller Claim or Company Claim (as appropriate);
(b)	to indemnify, defend, and hold harmless the released parties from any such assignment, subrogation, or transfer of a Seller Claim or a Company Claim, as appropriate;
(c)

(i) the execution, delivery and performance by it of this Release have been duly authorized by all necessary corporate or limited liability company action on its part, and (ii) this Release has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

7.Interpretation.  This Release has been negotiated by each Party and their respective legal counsel, and legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will not apply in any construction or interpretation of this Release.  The provisions of this Release will be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release.

Notwithstanding anything to the contrary, this Release shall not diminish or limit in any way the rights, claims and remedies that Seller, Company or Buyer may have under the Agreement.

8.Entire Agreement.  This Release and the Agreement supersede all prior agreements, if any, whether oral or written, pertaining to all or any portion of the terms hereof.  This Release and the Agreement contain the entire understanding and agreement between and among the Parties with respect to the matters set forth herein.  No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party with respect to the subject matter of this Release.  All prior or contemporaneous conversations, negotiations, proposed agreements and agreements, or representations, covenants and warranties with respect to the subject matter hereof are merged herein, waived, superseded and replaced in total by this Release.

9.Knowledge and Investigation Of Release.  Each Party has made such investigation of the facts pertaining to the Agreement and this Release, and all of the matters pertaining thereto, as each Party deemed necessary.  In entering into this Release, each Party assumes the risk of any misrepresentation, concealment, or mistake.  Should either Party subsequently discover that any fact that it relied upon in entering into this Release was untrue, or that any fact was concealed from it, or that its understanding of the facts or of the law was incorrect, such Party will not be entitled to any relief in connection therewith.  Without limiting the generality of the foregoing, each Party surrenders any alleged right or Seller Claim or Company Claim (as appropriate) to set aside or rescind this Release on any ground.  This Release is intended to be and is final and binding upon each Party and their successors and assigns.

10.Newly Discovered Facts or Claims.  Each Party is aware that it may hereafter discover a Seller Claim or Company Claim (as appropriate) or facts in addition to or different from it now knows or believes to be true with respect to the matters related herein.  Nevertheless, it is each Party’s intention to fully, finally, and forever settle and release all such matters, and all Seller Claims or Company Claims (as appropriate) relative thereto, which now exist, heretofore have existed, as described above.  In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different Seller Claims or Company Claims (as appropriate) or facts related thereto.

11.Free Will.  Each Party hereby warrants and represents that, in executing this Release, it does so with full knowledge of any and all rights that it may have with respect to the matters set forth and the Claims released in this Release, that it has received independent legal advice with respect to the matters set forth and the Seller Claims or Company Claims (as appropriate) released in this Release and with respect to the rights and asserted rights arising out of such matters, and that it is entering into this Release of its own free will.

12.Headings.  The section headings contained in this Release are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Release.

13.Severability.  Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.Binding Effect.  This Release shall be binding upon each Party and its successors and assigns.

15.Beneficiaries; Amendments.  The Parties hereto acknowledge and agree that each of the Seller Representatives and the Company Representatives are intended to be beneficiaries of this Release, and shall be entitled to enforce the provisions herein against Seller and Company (as appropriate) to the same extent as if they were parties hereto.  The delivery of a signature to this Release by facsimile or electronic mail (including in pdf format) shall be sufficient for all purposes hereunder.  This Release may not be changed, amended, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provision hereof be waived, except by agreement in writing signed by the Parties.

16.Governing Law.  This Release shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to any conflict or choice of law provision, other than Sections 5-1401 and 5-1402 of the New York General Obligations Laws.

[Signature page follows]

IN WITNESS WHEREOF, this Release has been duly executed by the undersigned as of the date first above written.

DOMINION GENERATION, INC.

By:
Name:
Title:

[Signature Page to Release]

DOMINION BRIDGEPORT FUEL CELL, LLC
By:	FuelCell Energy Finance, LLC, its sole member

By:
Name:
Title:

[Signature Page to Release]